                                               Filed Pursuant to Rule 424(b)(5)
                                                     Registration No. 333-70940
PROSPECTUS SUPPLEMENT
(To Prospectus Dated October 12, 2001)

                                 $700,000,000
                             BANK ONE CORPORATION
                       5.25% Subordinated Notes Due 2013

                                 -------------

   The Notes will bear interest at the rate of 5.25% per year. Interest on the Notes is payable on January 30 and July 30 of each year, beginning on January 30, 2003. The Notes will mature on January 30, 2013. BANK ONE will not have the right to redeem the Notes before their scheduled maturity unless certain events occur involving U.S. taxation.

   The Notes will be unsecured and will be subordinate to senior indebtedness and general obligations of BANK ONE. Payment of principal of the Notes may be accelerated only in the case of bankruptcy or reorganization of BANK ONE. There is no right of acceleration in the case of a default in the payment of interest on the Notes or in the performance of any other covenant of BANK ONE.

   Application has been made to list the Notes on the Luxembourg Stock Exchange.

                                 -------------

   The United States Securities and Exchange Commission, state securities regulators, the Luxembourg Stock Exchange or any foreign governmental agencies have not approved or disapproved these Notes, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                 -------------

                                        Per Note    Total
                                        -------- ------------
                  Public Offering Price 99.219%  $694,533,000
                  Underwriting Discount  0.450%  $  3,150,000
                  Proceeds to BANK ONE. 98.769%  $691,383,000

                                 -------------

   Banc One Capital Markets, Inc. expects to deliver the Notes to purchasers in registered book-entry form only, through The Depository Trust Company, Clearstream or Euroclear, as the case may be, on October 24, 2002.

                        Banc One Capital Markets, Inc.

                               -----------------

Bear, Stearns & Co. Inc.
                     Credit Suisse First Boston
                                        Deutsche Bank Securities
                                                           Salomon Smith Barney

                               October 17, 2002

                               TABLE OF CONTENTS

                                                          Page
                                                          ----

                             Prospectus Supplement
                  Where You Can Find More Information....  S-4
                  BANK ONE CORPORATION...................  S-5
                  Recent Developments....................  S-6
                  Ratios of Earnings to Fixed Charges....  S-6
                  Use of Proceeds........................  S-6
                  Capitalization.........................  S-7
                  Selected Consolidated Financial Data...  S-8
                  Management.............................  S-9
                  Description of Notes................... S-11
                  United States Federal Taxation......... S-18
                  Underwriting........................... S-22
                  Notice to Canadian Residents........... S-24
                  Legal Opinions......................... S-24
                  Experts................................ S-25
                  General Information.................... S-26

                                   Prospectus
                  About this Prospectus..................    2
                  Where You Can Find More Information....    3
                  Forward-looking Statements.............    5
                  BANK ONE CORPORATION...................    5
                  Ratio of Earnings to Fixed Charges.....    7
                  Use of Proceeds........................    7
                  Regulatory Matters.....................    7
                  Description of Debt Securities.........   11
                  Senior Securities......................   17
                  Subordinated Securities................   18
                  Description of Debt Warrants...........   23
                  Description of Currency Warrants.......   24
                  Description of Stock-Index Warrants....   25
                  Description of Other Warrants..........   27
                  Description of Preferred Stock.........   28
                  Description of Depositary Shares.......   33
                  Description of Existing Preferred Stock   36
                  Description of Preferred Stock Warrants   37
                  Description of Common Stock Warrants...   38
                  Description of Common Stock............   39
                  Plan of Distribution...................   40
                  Legal Opinions.........................   42
                  Experts................................   42

                                 -------------

   You should rely only on the information contained in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus supplement and the accompanying prospectus. We are offering to sell Notes and making offers to buy Notes only in jurisdictions where offers and sales are permitted. The information contained in this prospectus supplement and the accompanying prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or any sale of the Notes. In this prospectus supplement and the accompanying prospectus, the "Company," "we," "us" and "our" refer to BANK ONE CORPORATION.

   If we use a capitalized term in this prospectus supplement and do not define the term in this document, it is defined in the prospectus.

   This prospectus supplement and the attached prospectus may be used by affiliates of BANK ONE, including Banc One Capital Markets, Inc., in connection with offers and sales of the Notes in the secondary market. These affiliates may act as principal or agent in those transactions. Secondary market sales by these affiliates will be made at prices related to market prices at the time of sale.

                                 -------------

   The Notes are offered globally for sale in those jurisdictions in the United States, Canada, Europe, Asia and elsewhere where it is lawful to make offers. See "Underwriting."

   This prospectus supplement and the accompanying prospectus include particulars given in compliance with the rules governing the listing of securities on the Luxembourg Stock Exchange for the purpose of giving information with regard to BANK ONE. BANK ONE accepts full responsibility for the accuracy of the information contained in this prospectus supplement and the accompanying prospectus and confirms, having made all reasonable inquiries, that to the best of its knowledge and belief there are no other facts the omission of which would make any statement herein or in the prospectus misleading in any material respect.

   It is important for you to read and consider all information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement before making your investment decision.

   We cannot guarantee that listing will be obtained on the Luxembourg Stock Exchange. Inquiries regarding our listing status on the Luxembourg Stock Exchange should be directed to our Luxembourg listing agent, Deutsche Bank Luxembourg S.A., 2, Boulevard Konrad Adenauer, L-1115 Luxembourg.

   The distribution of this prospectus supplement and prospectus and the offering of the Notes in certain jurisdictions may be restricted by law. Persons into whose possession this prospectus supplement and the prospectus come should inform themselves about and observe any such restrictions. This prospectus supplement and the prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. See "Underwriters."

   References in this prospectus supplement or the accompanying prospectus to "$" and "dollars" are to the currency of the United States.

                      WHERE YOU CAN FIND MORE INFORMATION

   BANK ONE has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 that registers the distribution of the securities. The registration statement, including the attached exhibits and schedules, contains additional relevant information about BANK ONE and BANK ONE's securities. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this prospectus.

   In addition, we file reports, proxy statements and other information with the SEC under the Exchange Act of 1934. You may read and copy this information at the following location of the SEC.

                             Public Reference Room
                            450 Fifth Street, N.W.
                                   Room 1024
                            Washington, D.C. 20549

   You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

   The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, like BANK ONE, who file electronically with the SEC. The address of that site is http://www.sec.gov.

   You can also inspect reports, proxy statements and other information about BANK ONE at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York, and the Chicago Stock Exchange, 440 South LaSalle Street, Chicago, Illinois.

   The SEC allows us to "incorporate by reference" information into this prospectus supplement. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus supplement, except for any information that is superseded by information that is included directly in this document or in a later filed document.

   This prospectus supplement incorporates by reference the documents listed below that BANK ONE previously filed with the SEC. They contain important information about us.

               Company SEC Filings                            Period
               -------------------                            ------
Annual Report on Form 10-K........................ Year ended December 31, 2001
Quarterly Reports on Form 10-Q.................... Quarter ended:
                                                     .   March 31, 2002
                                                     .   June 30, 2002
Current Reports on Form 8-K....................... Dated:
                                                   .  January 16, 2002
                                                   .  April 16, 2002
                                                   .  July 16, 2002 (2 filings)
                                                   .  August 12, 2002
                                                   .  October 15, 2002

   BANK ONE incorporates by reference additional documents that it may file with the SEC between the date of this prospectus supplement and the termination of the offering of the securities. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

   You can obtain any of the documents incorporated by reference in this document through us, or from the SEC through the SEC's web site at the address described above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus supplement or the accompanying prospectus. You can obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from us at the following address:

                              Investor Relations
                             BANK ONE CORPORATION
                               1 Bank One Plaza
                              Mail Code IL1-0738
                         Chicago, Illinois 60670-0738
                           Telephone (312) 732-4812

   If you request any incorporated documents from us, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request. Such documents are also available free of charge at the offices of Deutsche Bank Luxembourg S.A., 2, Boulevard Konrad Adenauer, L-1115 Luxembourg.

                             BANK ONE CORPORATION

General

   BANK ONE CORPORATION is a multi-bank holding company and a financial holding company under the Gramm-Leach-Bliley Act of 1999 ("the GLB Act"). BANK ONE was organized in 1998 under the laws of the State of Delaware to effect the merger, effective October 2, 1998, of First Chicago NBD Corporation with BANC ONE CORPORATION.

   BANK ONE provides domestic retail banking, finance and credit card services; worldwide commercial banking services; and trust and investment management services. BANK ONE operates banking offices in Arizona, Colorado, Florida, Illinois, Indiana, Kentucky, Louisiana, Michigan, Ohio, Oklahoma, Texas, Utah, West Virginia and Wisconsin. BANK ONE also engages in other businesses related to banking and finance, including credit card and merchant processing, consumer and education finance, real estate-secured lending and servicing, insurance, venture capital, investment and merchant banking, trust, brokerage, investment management, leasing, community development and data processing. These activities are conducted through bank and nonbank subsidiaries. Prior to 2001, the banks were operated under separate national or state charters in the 14 states in which the banking offices are located. Since the beginning of 2001, the Arizona, Colorado, Florida, Indiana, Louisiana, Michigan, Utah, Texas and Wisconsin banks have been consolidated into Bank One, National Association, headquartered in Chicago, Illinois. Further consolidations are contemplated for the remainder of 2002.

   BANK ONE continually evaluates its business operations and organizational structures and routinely explores opportunities to (1) acquire financial institutions and other financial services-related businesses and assets, and
(2) enter into strategic alliances to expand the scope of its services and its customer base. When consistent with its overall business strategy, BANK ONE also will sell assets or exit certain businesses and markets.

   BANK ONE directly or indirectly raises funds principally to finance the operations of its nonbank subsidiaries. A substantial portion of BANK ONE's annual income typically has been derived from dividends from its subsidiaries, and from interest on loans, some of which are subordinated, to its subsidiaries.

   BANK ONE is a legal entity separate and distinct from BANK ONE's banking subsidiaries and BANK ONE's other affiliates. There are various legal limitations on the extent to which the banking subsidiaries may extend credit, pay dividends or otherwise supply funds to BANK ONE.

   Under the longstanding policy of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), a bank holding company is expected to act as a source of financial strength for its subsidiary banks and to commit resources to support such banks. As a result of this policy, BANK ONE may be required to commit resources to its banks in circumstances where it might not otherwise do so.

   Because BANK ONE is a holding company, its rights and the rights of its creditors to participate in the distribution and payment of assets of any subsidiary upon the subsidiary's liquidation or recapitalization would be subject to the prior claims of the subsidiary's creditors except to the extent that BANK ONE may itself be a creditor with recognized claims against the subsidiary.

   BANK ONE's executive offices are located at 1 Bank One Plaza, Chicago, Illinois 60670, and its telephone number is (312) 732-4000.

                              RECENT DEVELOPMENTS

   On June 15, 2002, Arthur Andersen LLP ("Arthur Andersen"), our former independent public accountants, was convicted of federal obstruction of justice. We decided to no longer engage Arthur Andersen as our principal accountants in 2001 and selected KPMG LLP to serve as our independent public accountants for fiscal 2001. Arthur Andersen audited our financial statements for the fiscal years ended December 31, 1999 and December 31, 2000. As a result, you may have no effective remedy against Arthur Andersen in connection with a material misstatement or omission in those financial statements, particularly in the event that Arthur Andersen ceases to exist or becomes insolvent as a result of the conviction or other proceedings against it.

                      RATIOS OF EARNINGS TO FIXED CHARGES

   The ratios of earnings to fixed charges for BANK ONE, which are computed on the basis of the total enterprise (as defined by the SEC) by dividing earnings before fixed charges and income taxes by fixed charges, are set forth below for the periods indicated. Fixed charges consist principally of interest expense on all long- and short-term borrowings, excluding or including interest on deposits as indicated.

                                           Six Months
                                             Ended
                                           June 30,     Year Ended December 31,
                                           ---------  ---------------------------
                                           2002  2001 2001  2000   1999 1998 1997
                                           ----  ---- ---- ----    ---- ---- ----
Earnings to Fixed Charges:
   Excluding interest expense on deposits. 2.8x  1.8x 2.0x 0.8x(1) 2.3x 2.3x 2.4x
   Including interest expense on deposits. 1.9x  1.4x 1.4x 0.9x(1) 1.6x 1.5x 1.5x

--------
(1) Earnings for the year ended December 31, 2000 were insufficient to cover fixed charges. The coverage deficiency was approximately $1.2 billion.

                                USE OF PROCEEDS

   The net proceeds to BANK ONE from the sale of the Notes after deducting underwriting commissions and discounts is estimated to be $691,383,000. BANK ONE currently intends to use the net proceeds from the sale of the Notes for general corporate purposes, which may include the reduction of its short-term indebtedness, investments at the holding company level, investments in or extensions of credit to its affiliates and other banks and companies engaged in other financial service activities and possible acquisitions. Pending this use, BANK ONE may temporarily invest the net proceeds. The precise amounts and timing of the application of proceeds will depend upon the funding requirements of BANK ONE and its affiliates and the availability of other funds.

                                CAPITALIZATION
                                  (Unaudited)

   The following table shows the unaudited consolidated capitalization of BANK ONE as of June 30, 2002 and as adjusted to reflect this offering. The table should be read in conjunction with BANK ONE's consolidated financial statements and the related notes included in the documents incorporated by reference in this prospectus supplement. See "Where You Can Find More Information."

                                                                                    June 30, 2002
                                                                                  ----------------
                                                                                              As
                                                                                   Actual  Adjusted
                                                                                  -------  --------
                                                                                    (in millions)
Long-term debt
Long-term debt(1)(2)............................................................. $40,441  $41,141
Guaranteed preferred beneficial interest in BANK ONE's junior subordinated debt..   3,315    3,315
                                                                                  -------  -------
Total long-term debt.............................................................  43,756   44,456
Stockholders' equity
Preferred stock(3)...............................................................      --       --
Common stock--$0.01 par value, 4,000,000,000 shares authorized, and 1,181,382,000
  shares issued..................................................................      12       12
Surplus..........................................................................  10,177   10,177
Retained earnings................................................................  11,845   11,845
Accumulated other adjustments to stockholders' equity............................      46       46
Deferred compensation............................................................    (195)    (195)
Treasury stock at cost, 7,844,000 shares.........................................    (322)    (322)
                                                                                  -------  -------
   Total stockholders' equity....................................................  21,563   21,563
                                                                                  -------  -------
   Total long-term debt and stockholders' equity................................. $65,319  $66,019
                                                                                  =======  =======

--------
(1) Does not reflect the issuance on August 29, 2002 of $500,000,000 in aggregate principal amount of 4 1/8% Notes Due 2007.
(2) Notes reflected at par value.
(3) BANK ONE redeemed all of its outstanding preferred stock on November 1, 2001.

   On July 16, 2002, BANK ONE announced that its Board of Directors approved the repurchase of up to $2 billion of BANK ONE's common stock replacing the two previous buyback programs of BANK ONE announced in September, 2001 and May, 1999. The timing of the purchases and the exact number of shares to be repurchased by BANK ONE will depend on market conditions. The share repurchase program does not include specific price targets or timetables and may be suspended at any time. In the second quarter of 2002, BANK ONE repurchased approximately 4.6 million shares of common stock pursuant to the previous buyback programs.

   Other than as described in this prospectus supplement and the accompanying prospectus (including the documents incorporated by reference), there has been no material change in the consolidated capitalization of BANK ONE since June 30, 2002.

                     SELECTED CONSOLIDATED FINANCIAL DATA

   The following table sets forth selected consolidated financial data for BANK ONE for each of the years in the three-year period ended December 31, 2001 and for the six-month periods ended June 30, 2002 and June 30, 2001. This financial data is based on and derived from, and should be read in conjunction with, BANK ONE's consolidated financial statements and the related notes for the respective periods, incorporated in this prospectus supplement by reference. See "Where You Can Find More Information."

   The consolidated balance sheet of BANK ONE as of December 31, 2001, and the related consolidated statements of income, stockholders' equity and cash flows for the year ended December 31, 2001, have been audited by KPMG LLP, independent public accountants.

   The consolidated balance sheets of BANK ONE as of December 31, 2000 and December 31, 1999, and the related consolidated statements of income, stockholders' equity and cash flows for each year in the two-year period ended December 31, 2000 were audited by Arthur Andersen, LLP, our former accountants.

                                                                                                         Six Months Ended
                                                                            Year Ended December 31,          June 30,
                                                                         -----------------------------  ------------------
                                                                           2001       2000      1999      2002      2001
                                                                         --------  --------   --------  --------  --------
                                                                                          ($ in millions)
Income Summary
Interest income......................................................... $ 17,304  $ 20,078   $ 17,294  $  6,929  $  9,306
Interest expense........................................................    8,666    11,242      8,273     2,687     5,066
                                                                         --------  --------   --------  --------  --------
   Net interest income..................................................    8,638     8,836      9,021     4,242     4,240
Provision for credit losses.............................................    2,510     3,398      1,249     1,272     1,125
                                                                         --------  --------   --------  --------  --------
Net interest income after provision for credit losses...................    6,128     5,438      7,772     2,970     3,115
Noninterest income......................................................    7,223     5,090      8,692     4,184     3,398
Noninterest expense.....................................................    9,551    11,608     11,490     4,783     4,542
                                                                         --------  --------   --------  --------  --------
Income (loss) before taxes and cumulative effect of change
 in accounting principle................................................    3,800    (1,080)     4,974     2,371     1,971
Income taxes (benefit)..................................................    1,118      (569)     1,495       741       584
                                                                         --------  --------   --------  --------  --------
Income (loss) before cumulative effect of change in accounting principle    2,682      (511)     3,479     1,630     1,387
Cumulative effect of change in accounting principle, net of taxes of $25      (44)       --         --        --       (44)
                                                                         --------  --------   --------  --------  --------
Net income (loss)....................................................... $  2,638  $   (511)  $  3,479  $  1,630  $  1,343
                                                                         ========  ========   ========  ========  ========
Period Ending Balances
Loans outstanding....................................................... $156,733  $174,251   $163,877  $147,728  $166,576
Total assets............................................................  268,954   269,300    269,425   270,343   272,412
Total deposits..........................................................  167,530   167,077    162,278   157,518   164,299
Long term debt(1).......................................................   43,418    40,911     35,435    43,756    41,693
Common stockholders' equity.............................................   20,226    18,445     19,900    21,563    19,261
Total equity............................................................   20,226    18,635     20,090    21,563    19,451
Selected Financial Ratios(2)
Return (loss) on average assets.........................................     0.98%    (0.19)%     1.36%     1.27%     1.01%
Return (loss) on average common equity..................................     13.4      (2.7)      17.1      15.5      14.2
Net interest margin(3)..................................................     3.69      3.72       4.09      3.80      3.61
Efficiency ratio........................................................     59.7      82.5       64.4      56.3      59.5
Selected Credit Data
Net charge-offs to average loans........................................     1.37%     0.81%      0.77%     1.67%     1.17%
Allowance for credit losses to loans at period end......................     2.89      2.36       1.39      3.06      2.54
Nonperforming assets at period end...................................... $  3,688  $  2,573   $  1,665  $  3,924  $  2,951
Nonperforming assets to related assets..................................     2.35%     1.48%      1.02%     2.65%     1.77%
Capital Ratios (at period end)
Common equity to managed assets.........................................      6.6%      6.0%       6.3%      7.0%      6.2%
Regulatory risk-based capital ratios
   Tier 1...............................................................      8.6       7.3        7.7       9.4       8.2
   Total................................................................     12.2      10.8       10.7      13.0      11.6

--------
(1) Includes Trust Preferred Capital Securities.
(2) Ratios for interim periods have been annualized.
(3) On a fully taxable equivalent basis.

                                  MANAGEMENT

Directors

   The directors of BANK ONE and their principal occupation and business address as of the date of this prospectus supplement are listed in the following table:

Name                       Business Address and Principal Occupation
----                       -----------------------------------------
John H. Bryan              Mr. Bryan is the retired Chairman of Sara Lee Corporation. His business address is c/o Sara Lee Corporation, 455 N. CityFront Plaza, Chicago, Illinois 60611.

James S. Crown             Mr. Crown is a General Partner of Henry Crown and Company (Not
                           Incorporated). His business address is c/o Henry Crown & Company, 222 North
                           LaSalle Street, Chicago, Illinois 60601.

James Dimon                Mr. Dimon has been Chairman of the Board and Chief Executive Officer of
                           BANK ONE since March 27, 2000. From November 1998 until he assumed his position with BANK ONE, he was a private investor. From October to
                           November 1998, he served as President of Citigroup Inc. From November 1993 to October 1998, he was President and Chief Operating Officer of Travelers
                           Group and also held executive positions with Travelers' subsidiaries Smith
                           Barney, Inc. and Salomon Smith Barney Holdings Inc. during that period. His business address is 1 Bank One Plaza, Chicago, Illinois 60670.

Dr. Maureen A. Fay, O.P.   Dr. Fay is President of the University of Detroit Mercy. Her business address is
                           c/o University of Detroit Mercy, 4001 West McNichols, Detroit, Michigan
                           48221.

John R. Hall               Mr. Hall is the retired Chairman and Chief Executive Officer of Ashland, Inc.
                           Mr. Hall also served as the non-executive Chairman of the Board of BANK ONE from December 1999 until March 27, 2000. His business address is c/o Ashland,
                           Inc., P.O. Box 391, Ashland, Kentucky 41114.

Laban P. Jackson, Jr.      Mr. Jackson is Chairman and Chief Executive Officer of Clear Creek Properties,
                           Inc. His business address is c/o Clear Creek Properties, Inc., 2365 Harrodsburg
                           Road, Suite B230, Lexington, Kentucky 40504.

John W. Kessler            Mr. Kessler is the owner of John W. Kessler Company and Chairman of The
                           New Albany Company and Marsh & McLennan Real Estate Advisors, Inc. His
                           business address is c/o The New Albany Company, P.O. Box 772, New Albany,
                           Ohio 43054.

Richard A. Manoogian       Mr. Manoogian is Chairman and Chief Executive Officer of Masco Corporation.
                           His business address is c/o Masco Corporation, 21001 Van Born Road, Taylor,
                           Michigan 48180.

David C. Novak             Mr. Novak is Chairman and Chief Executive Officer of Yum! Brands, Inc. His
                           business address is P.O. Box 32220, Louisville, Kentucky 40232.

John W. Rogers, Jr.        Mr. Rogers is Chairman and Chief Executive Officer of Ariel Capital
                           Management, Inc. His business address is c/o Ariel Capital Management, Inc.,
                           200 East Randolph Drive, Chicago, Illinois 60601.

Frederick P. Stratton, Jr. Mr. Stratton is the Chairman and retired Chief Executive Officer of Briggs &
                           Stratton Corporation. His business address is c/o Briggs & Stratton Corporation,
                           777 East Wisconsin Avenue, Milwaukee, Wisconsin 53202.

Executive Officers

   In addition to the directors named above, the following persons, all of whom are full-time employees of BANK ONE, hold the offices indicated in the following table as of the date of this prospectus supplement.

Name                 Office
----                 ------
James Dimon          Chairman of the Board and Chief Executive Officer

Austin A. Adams      Executive Vice President

Linda Bammann        Executive Vice President

James S. Boshart III Executive Vice President

David E. Donovan     Executive Vice President

Christine A. Edwards Executive Vice President, Chief Legal Officer and Secretary

Philip G. Heasley    Executive Vice President

Larry L. Helm        Executive Vice President

David J. Kundert     Executive Vice President

Jay Mandelbaum       Executive Vice President

Sarah L. McClelland  Executive Vice President and Chief Auditor

Heidi G. Miller      Executive Vice President and Chief Financial Officer

Tyree B. Miller      Executive Vice President

Charles W. Scharf    Executive Vice President

R. Michael Welborn   Executive Vice President

   Each of the above individuals is employed at one of the following corporate locations of BANK ONE: 1 Bank One Plaza, Chicago, Illinois 60670; 201 North Walnut Street, Wilmington, Delaware 19801; 1111 Polaris Parkway, Columbus, Ohio 43240; or 100 East Broad Street, Columbus, Ohio 43215.

                             DESCRIPTION OF NOTES

   The following description of the particular terms of the 5.25% Subordinated Notes due 2013 (the "Notes") offered by this prospectus supplement and the accompanying prospectus expands on the description of the general terms and provisions of the debt securities included in the prospectus. The Notes are a series of debt securities described in the accompanying prospectus.

   The following description of the Notes is qualified in its entirety by reference in the prospectus to the description of the Subordinated Indenture originally dated as of March 3, 1997, as amended, as of October 2, 1998, between BANK ONE and JPMorgan Chase Bank (formerly known as The Chase Manhattan
Bank), as trustee (the "Subordinated Indenture").

General

   The Notes will be issued in fully registered form only, in denominations of $1,000 and multiples of $1,000. Principal of and interest on the Notes will be payable, and the transfer of Notes will be registerable, through the Depositary as described below.

   The Subordinated Indenture allows us to "reopen" or later increase the amount of this series of Notes without notice by selling additional Notes with the same terms. Those additional Notes will be treated, for all purposes, like the Notes that we are describing in this prospectus supplement, except that any new Notes may begin to bear interest at a different date. No additional notes may be issued if an Event of Default has occurred with respect to the Notes.

   BANK ONE may choose to redeem the Notes prior to maturity only upon the occurrence of certain events involving U.S. taxation. See "--Tax Redemption" below. If required under the Federal Reserve Board's capital rules, BANK ONE will obtain the approval of the Federal Reserve Board prior to exercising this redemption right.

   As used in this prospectus supplement, "Business Day" means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York or the city of Chicago, Illinois.

   Bank One Trust Company, N.A., a subsidiary of BANK ONE, will act as principal paying agent and registrar for the Notes.

   BANK ONE has appointed J.P. Morgan Bank Luxembourg S.A. (formerly known as Chase Manhattan Bank Luxembourg S.A.), as paying agent and transfer agent in Luxembourg with respect to the Notes in definitive form. As long as the Notes are listed on the Luxembourg Stock Exchange, BANK ONE will maintain a paying and transfer agent in Luxembourg, and any change in the Luxembourg paying agent and transfer agent will be published in Luxembourg. See "--Notices" below.

   If any interest payment date for the Notes falls on a day that is not a Business Day, the interest payment will be postponed to the next day that is a Business Day, and no interest on such payment will accrue for the period from and after the interest payment date. If the maturity date for a series of Notes falls on a day that is not a Business Day, the payment of interest and principal may be made on the next succeeding Business Day, and no interest on such payment will accrue for the period from and after the maturity date.

   Interest payments for the Notes will include accrued interest from and including the date of issue or from and including the last date in respect of which interest has been paid, as the case may be, to, but excluding, the interest payment date or the maturity date, as the case may be.

  Interest Payments

   The Notes initially will be limited to $700,000,000 in aggregate principal amount and will mature at par on January 30, 2013. Each Note will bear interest from October 24, 2002 at the annual rate of 5.25%, payable semi-annually on January 30 and July 30, commencing January 30, 2003, to the person in whose name the Note is registered at the close of business on the preceding January 15 or July 15 (whether or not a Business Day). Interest payable at the maturity of the Note will be payable to the registered holder of the Note to whom principal is payable. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

   The Notes will constitute a separate series of subordinated securities of BANK ONE under the Subordinated Indenture.

Subordination

   The Notes will be unsecured and will be subordinate and junior in right of payment to BANK ONE's obligations to the holders of senior indebtedness and general obligations as described under "Subordinated Securities--Subordination" in the accompanying prospectus. At June 30, 2002, the aggregate amount of senior indebtedness and general obligations of BANK ONE was approximately $12.7 billion.

Limited Right of Acceleration

   Payment of the principal of the Notes may be accelerated only in the case of bankruptcy or reorganization of BANK ONE. There is no right of acceleration in the case of a default in the payment of interest on the Notes or in the performance of any other covenant of BANK ONE in the Subordinated Indenture or in the Notes. See "Subordinated Securities--Events of Default, Defaults, Waivers, etc." in the accompanying prospectus.

Further Issues

   We may from time to time, without notice to, or the consent of, the registered holders of the Notes, create and issue further notes equal in rank to the Notes offered by this prospectus supplement in all respects (or in all respects except for the payment of interest accruing prior to the issue date of the further notes or except for the first payment of interest following the issue date of the further notes). These further notes may be consolidated and form a single series with the Notes and will have the same terms as to status, redemption or otherwise as the Notes.

Book-Entry, Delivery and Form

   The Notes will be issued in the form of one or more fully registered Global Notes (the "Global Notes") which will be deposited with, or on behalf of, The Depository Trust Company, New York, New York (the "Depositary" or "DTC") and registered in the name of the Cede & Co., the Depositary's nominee. Beneficial interests in the Global Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in the Depositary.

   Investors may elect to hold interests in the Global Notes through the Depositary, Clearstream Banking Luxembourg S.A. ("Clearstream") or Euroclear Bank S.A./N.V., as operator of the Euroclear System ("Euroclear") if they are participants of such systems, or indirectly through organizations which are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers' securities accounts in Clearstream's and Euroclear's names on the books of their respective depositaries, which in turn will hold such interests in customers' securities accounts in the depositaries' names on the books of the Depositary. Citibank, N.A. will act as depositary for Clearstream and JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank) will act as depositary for Euroclear (in such capacities, the "U.S. Depositaries"). Except as described below, the Global Notes may be transferred, in whole and not in part, only to another nominee of the Depositary or to a successor of the Depositary or its nominee.

   The Depositary has advised BANK ONE as follows: the Depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary holds securities deposited with it by its participants and facilitates the settlement of transactions among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary's participants include securities brokers and dealers (including the Underwriters), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own the Depositary. Access to the Depositary book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

   Clearstream advises that it is incorporated under the laws of Luxembourg as a bank. Clearstream holds securities for its customers ("Clearstream Customers") and facilitates the clearance and settlement of securities transactions between Clearstream Customers through electronic book-entry transfers between their accounts. Clearstream provides to Clearstream Customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic securities markets in over 30 countries through established depository and custodial relationships. As a bank, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream Customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Clearstream's U.S. customers are limited to securities brokers and dealers and banks. Indirect access to Clearstream is also available to other institutions such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Customer.

   Distributions with respect to the Notes held through Clearstream will be credited to cash accounts of Clearstream Customers in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream.

   Euroclear advises that it was created in 1968 to hold securities for its participants ("Euroclear Participants") and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A. (the "Euroclear Operator"), under contract with Euroclear Clearance Systems, S.C., a Belgian cooperative corporation (the "Cooperative"). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the Underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

   Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the "Terms and Conditions"). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding through Euroclear Participants.

   Distributions with respect to the Notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary for Euroclear.

   Euroclear further advises that investors that acquire, hold and transfer interests in the Notes by book-entry through accounts with the Euroclear Operator or any other securities intermediary are subject to the laws and contractual provisions governing their relationship with their intermediary, as well as the laws and contractual provisions governing the relationship between such an intermediary and each other intermediary, if any, standing between themselves and the Global Notes.

   The Euroclear Operator advises as follows: Under Belgian law, investors that are credited with securities on the records of the Euroclear Operator have a co-property right in the fungible pool of interests in securities on deposit with the Euroclear Operator in an amount equal to the amount of interests in securities credited to their accounts. In the event of the insolvency of the Euroclear Operator, Euroclear Participants would have a right under Belgian law to the return of the amount and type of interests in securities credited to their accounts with the Euroclear Operator. If the Euroclear Operator did not have a sufficient amount of interests in securities on deposit of a particular type to cover the claims of all Participants credited with such interests in securities on the Euroclear Operator's records, all Participants having an amount of interests in securities of such type credited to their accounts with the Euroclear Operator would have the right under Belgian law to the return of their pro rata share of the amount of interests in securities actually on deposit.

   Under Belgian law, the Euroclear Operator is required to pass on the benefits of ownership in any interests in securities on deposit with it (such as dividends, voting rights and other entitlements) to any person credited with such interests in securities on its records.

   Individual certificates in respect of the Notes will not be issued in exchange for the Global Notes, except in very limited circumstances. If DTC notifies BANK ONE that it is unwilling or unable to continue as a clearing system in connection with the Global Notes or ceases to be a clearing agency registered under the Exchange Act, and a successor clearing system is not appointed by BANK ONE within 90 days after receiving such notice from DTC or upon becoming aware that DTC is no longer so registered, BANK ONE will issue or cause to be issued individual certificates in registered form on registration of transfer of, or in exchange for, book-entry interests in the Notes represented by such Global Notes upon delivery of such Global Notes for cancellation. In the event that individual certificates are issued, holders of the Notes will be able to receive payments (including principal and interest) on the Notes and effect transfer of the Notes at the offices of BANK ONE's paying and transfer agent in Luxembourg, J.P. Morgan Bank Luxembourg S.A. (formerly known as Chase Manhattan Bank Luxembourg S.A.).

   Title to book-entry interests in the Notes will pass by book-entry registration of the transfer within the records of Clearstream, Euroclear or DTC, as the case may be, in accordance with their respective procedures. Book-entry interests in the Notes may be transferred within Clearstream and within Euroclear and between Clearstream and Euroclear in accordance with procedures established for these purposes by Clearstream and Euroclear. Book-entry interests in the Notes may be transferred within DTC in accordance with procedures established for this purpose by DTC. Transfers of book-entry interests in the Notes among Clearstream and Euroclear and DTC may be effected in accordance with procedures established for this purpose by Clearstream, Euroclear and DTC.

   A further description of the Depositary's procedures with respect to the Global Notes is set forth in the prospectus under "Global Securities." The Depositary has confirmed to BANK ONE, the Underwriters and the Trustee that it intends to follow such procedures.

Global Clearance and Settlement Procedures

   Initial settlement for the Notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with the Depositary's rules and will be settled in immediately available funds using the Depositary's Same-Day Funds Settlement System. Secondary market trading between Clearstream Customers and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds.

   Cross-market transfers between persons holding directly or indirectly through the Depositary on the one hand, and directly or indirectly through Clearstream Customers or Euroclear Participants, on the other, will be effected in the Depositary in accordance with the Depositary's rules on behalf of the relevant European international clearing system by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering interests in the Notes to or receiving interests in the Notes from the Depositary, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to the Depositary. Clearstream Customers and Euroclear Participants may not deliver instructions directly to their respective U.S. Depositaries.

   Because of time-zone differences, credits of interests in the Notes received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the Depositary settlement date. Such credits or any transactions involving interests in such Notes settled during such processing will be reported to the relevant Clearstream Customers or Euroclear Participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of interests in the Notes by or through a Clearstream Customer or a Euroclear Participant to a DTC participant will be received with value on the Depositary settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in the Depositary.

   Although the Depositary, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of interests in the Notes among participants of the Depositary, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

Tax Redemption

   The Notes may be redeemed as a whole, but not in part, at the option of BANK ONE at any time prior to maturity, upon the giving of a notice of redemption as described below, if BANK ONE determines that, as a result of any change in or amendment to the laws (or any regulations or rulings promulgated thereunder) of the United States or of any political subdivision or taxing authority thereof or therein affecting taxation, or any change in official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment becomes effective on or after the date of this prospectus supplement, BANK ONE has or will become obligated to pay Additional Amounts (as defined below) with respect to such Notes as described below under "Payment of Additional Amounts." The Notes will be redeemed at a redemption price equal to 100% of the principal amount thereof, together with accrued interest to the date fixed for redemption. Prior to the giving of any notice of redemption pursuant to this paragraph, BANK ONE will deliver to the Trustee (i) a certificate stating that BANK ONE is entitled to effect such redemption, including a statement of facts showing that the conditions precedent to the right of BANK ONE to so redeem have occurred and (ii) an opinion of independent counsel satisfactory to such Trustee to this effect based on such statement of facts; provided that no such notice of redemption will be given earlier than 60 days prior to the earliest date on which BANK ONE would be obligated to pay such Additional Amounts if a payment in respect of the Note were then due.

   Notice of redemption will be given not less than 30 nor more than 60 days prior to the date fixed for redemption. The redemption date and the applicable redemption price will be specified in the notice. Any redemption notice will be given in accordance with "Notices" below.

   If required under the Federal Reserve Board's capital rules, BANK ONE will obtain the approval of the Federal Reserve Board prior to exercising its foregoing redemption right.

Payment of Additional Amounts

   BANK ONE will, subject to certain exceptions and limitations described below, pay additional amounts (the "Additional Amounts") to the beneficial owner of any Note who is a United States Alien as may be necessary in order that every net payment of the principal of and interest on the Note and any other amounts payable on the Note, after withholding for or on account of any present or future tax, assessment or governmental charge imposed upon or as a result of such payment by the United States (or any political subdivision or taxing authority thereof or therein), will not be less than the amount provided for in the Note to be then due and payable. BANK ONE will not, however, be required to make any payment of Additional Amounts to any beneficial owner for or on account of:

      (a) any tax, assessment or other governmental charge that would not have been so imposed but for (1) the existence of any present or former connection between the beneficial owner (or between a fiduciary, settlor, beneficiary, member or shareholder of the beneficial owner, if the beneficial owner is an estate, a trust, a partnership or a corporation) and the United States and its possessions, including, without limitation, the beneficial owner (or the fiduciary, settlor, beneficiary, member or shareholder) being or having been a citizen or resident thereof or being or having been engaged in a trade or business or present therein or having, or having had, a permanent establishment therein or (2) the presentation by or on behalf of the beneficial owner of any such Note for payment on a date more than 30 days after the date on which the payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

      (b) any estate, inheritance, gift, sales, transfer or personal property tax or any similar tax, assessment or governmental charge;

      (c) any tax, assessment or other governmental charge imposed by reason of the beneficial owner's past or present status as a personal holding company or foreign personal holding company or controlled foreign corporation or passive foreign investment company with respect to the United States or as a corporation that accumulates earnings to avoid United States federal income tax or as a private foundation or other tax-exempt organization;

      (d) any tax, assessment or other governmental charge that is payable otherwise than by withholding from payments on or in respect of any Note;

      (e) any tax, assessment or other governmental charge that would not have been imposed but for the failure to comply with certification, information or other reporting requirements concerning the nationality, residence or identity of the beneficial owner of the Note, if the compliance is required by statute or by regulation of the United States or of any political subdivision or taxing authority thereof or therein as a precondition to relief or exemption from the tax, assessment or other governmental charge;

      (f) any tax, assessment or other governmental charge imposed by reason of the beneficial owner's past or present status as the actual or constructive owner of 10% or more of the total combined voting power of all classes of stock entitled to vote of BANK ONE or as a controlled foreign corporation that is related directly or indirectly to BANK ONE through stock ownership; or

      (g) any combination of items (a), (b), (c), (d), (e) or (f);

nor will Additional Amounts be paid with respect to any payment on a Note to a United States Alien who is a fiduciary or partnership or other than the sole beneficial owner of the payment to the extent the payment would be required by the laws of the United States (or any political subdivision thereof) to be included in the income, for tax purposes, of a beneficiary or settlor with respect to the fiduciary or a member of the partnership or a beneficial owner who would not have been entitled to the Additional Amounts had the beneficiary, settlor, member or beneficial owner held its interest in the Note directly.

   The term "United States Alien" means any person who, for United States federal income tax purposes, is a foreign corporation, a nonresident alien individual, a nonresident alien fiduciary of a foreign estate or trust, or a foreign partnership to the extent that one or more of the members of which is a foreign corporation, a nonresident alien individual or a nonresident alien fiduciary of a foreign estate or trust.

Notices

   Notices to holders of the Notes will be sent by mail to the registered holders and will be published, whether the Notes are in global or definitive form, and so long as the Notes are listed on the Luxembourg Stock Exchange, in a daily newspaper of general circulation in Luxembourg. It is expected that publication will be made in Luxembourg in the Luxemburger Wort. Any notice will be deemed to have been given on the date of such publication or, if published more than once, on the date of the first publication. So long as the Notes are listed on the Luxembourg Stock Exchange, any appointment of or change in the Luxembourg paying agent and transfer agent will be published in Luxembourg in the manner stated above.

Replacement Notes

   In case of mutilation, destruction, loss or theft of any definitive Note, application for replacement is to be made at the office of the Trustee. Any such definitive Note will be replaced by the Trustee in compliance with such procedures, and on the terms as to evidence and indemnity, as BANK ONE and the Trustee may require and subject to applicable laws and regulations of the Luxembourg Stock Exchange. All costs incurred in connection with the replacement of any definitive Note will be borne by the holder of the Note. Mutilated or defaced definitive Notes must be surrendered before new ones will be issued.

                        UNITED STATES FEDERAL TAXATION

   The following summary describes the material United States federal income and certain estate tax consequences of ownership and disposition of the Notes. This summary provides general information only and is directed solely to original beneficial owners purchasing Notes at the "issue price," that is, the first price to the public at which a substantial amount of the Notes in an issue is sold (excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). This summary is based on the Internal Revenue Code of 1986, as amended to the date of this prospectus supplement (the "Code"), existing administrative pronouncements and judicial decisions, existing and proposed Treasury Regulations currently in effect, and interpretations of the foregoing, changes to any of which subsequent to the date of this prospectus supplement might affect the tax consequences described herein, possibly with retroactive effect. This summary discusses only Notes held as capital assets within the meaning of Section 1221 of the Code. This summary does not discuss all the tax consequences that may be relevant to a beneficial owner in light of his particular circumstances or to beneficial owners subject to special rules, such as certain financial institutions, insurance companies, dealers in securities, tax-exempt organizations, persons that have a functional currency other than the U.S. dollar and persons holding Notes in connection with a hedging transaction, "straddle," conversion transaction or other integrated transaction. Persons considering the purchase of Notes should consult their tax advisors with regard to the application of the United States federal income and estate tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Tax Consequences to U.S. Persons

   For purposes of the following discussion, "U.S. person" means a beneficial owner of a Note that is for United States federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation or other entity treated as a corporation for United States federal income tax purposes created or organized in or under the laws of the United States, any State or the District of Columbia, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source, or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust. Partnerships are subject to special tax rules and should contact their tax advisors.

  Payments of Interest

   Interest on a Note will generally be taxable to a U.S. person as ordinary interest income at the time it is accrued or is received in accordance with the U.S. person's method of accounting for tax purposes.

  Sale, Exchange or Retirement of the Notes

   Upon the sale, exchange or retirement of a Note, a U.S. person will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and the U.S. person's adjusted tax basis in the Note. For these purposes, the amount realized does not include any amount attributable to accrued interest on the Note. Amounts attributable to accrued interest are treated as interest as described under "Payments of Interest" above. A U.S. person's adjusted tax basis in a Note generally will equal the cost of the Note to the U.S. person.

   In general, gain or loss realized on the sale, exchange or redemption of a Note will be capital gain or loss. The gain or loss will be long-term capital gain or loss if the U.S. person held the Note for more than one year. Long-term capital gains of non-corporate taxpayers are taxed at lower rates than those applicable to ordinary income. The deductibility of capital losses is subject to limitation. U.S. persons should consult their tax advisors regarding the treatment of capital gains and losses in their particular circumstances.

  Backup Withholding and Information Reporting

   Backup withholding and information reporting requirements may apply to certain payments of principal, premium and interest on a Note, and to payments of proceeds of the sale or redemption of a Note, to certain non-corporate U.S. persons. BANK ONE, its agent, a broker, or any paying agent, as the case may be, will be required to withhold from any payment a tax at a maximum rate of 31 percent of such payment if the U.S. person fails to furnish or certify his correct taxpayer identification number to the payor in the manner required, fails to certify that such U.S. person is not subject to backup withholding, or otherwise fails to comply with the applicable requirements of the backup withholding rules. Any amounts withheld under the backup withholding rules from a payment to a U.S. person may be credited against such U.S. person's United States federal income tax and may entitle such U.S. person to a refund, provided that the required information is furnished to the United States Internal Revenue Service.

Tax Consequences to Non-U.S. Persons

   For purposes of the following discussion a "Non-U.S. Person" is:

   . an individual that is not a citizen or resident of the United States;

   . a corporation or other entity treated as a corporation for United States federal income tax purposes organized or created under non-U.S. law; or

   . an estate or trust that is not taxable in the U.S. on its worldwide income.

   Foreign partnerships, grantor trusts and simple trusts are subject to special tax rules and should consult their own tax advisors.

  Withholding Taxes

   Generally, payments of principal and interest on the Notes will not be subject to U.S. withholding taxes.

   However, for the exemption from withholding taxes to apply to you, one of the following requirements must be met.

   . You provide a completed Form W-8BEN (or substitute form) to the bank, broker or other intermediary who holds the Notes. The Form W-8BEN contains your name, address and a statement that you are the beneficial owner of the Notes and that you are not a U.S. Person.

   . You hold your Notes directly through a "qualified intermediary," and the qualified intermediary has sufficient information in its files indicating that you are not a U.S. Person. A qualified intermediary is a bank, broker or other intermediary that (1) is either a U.S. or non-U.S. entity, (2) is acting out of a non-U.S. branch or office and (3) has signed an agreement with the IRS providing that it will administer all or part of the U.S. tax withholding rules under specified procedures.

   . You are entitled to an exemption from withholding tax on interest under a tax treaty between the U.S. and your country of residence. To claim this exemption, you must generally complete Form W-8BEN and claim this exemption on the form. In some cases, you may instead be permitted to provide documentary evidence of your claim to the intermediary, or a qualified intermediary may already have some or all of the necessary evidence in its files.

   . The interest income on the Notes is effectively connected with the conduct of your trade or business in the U.S., and is not exempt from U.S. tax under a tax treaty. To claim this exemption, you must complete Form W-8ECI.

   Even if you meet one of the above requirements, interest paid to you will be subject to withholding tax under any of the following circumstances:

   . The withholding agent or an intermediary knows or has reason to know that you are not entitled to an exemption from withholding tax. Specific rules apply for this test.

   . The IRS notifies the withholding agent that information that you or an intermediary provided concerning your status is false.

   . An intermediary through which you hold the Notes fails to comply with the procedures necessary to avoid withholding taxes on the Notes. In particular, an intermediary is generally required to forward a copy of your Form W-8BEN (or other documentary information concerning your status) to the withholding agent for the Notes. However, if you hold your Notes through a qualified intermediary--or if there is a qualified intermediary in the chain of title between yourself and the withholding agent for the Notes--the qualified intermediary will not generally forward this information to the withholding agent.

   . You own 10% or more of the voting stock of BANK ONE, are a "controlled foreign corporation" with respect to BANK ONE, or are a bank making a loan in the ordinary course of its business. In these cases, you will be exempt from withholding taxes only if you are eligible for a treaty exemption or if the interest income is effectively connected with your conduct of a trade or business in the U.S., as discussed above.

   Interest payments made to you will generally be reported to the IRS and to you on Form 1042-S.

   The rules regarding withholding are complex and vary depending on your individual situation. They are also subject to change. In addition, special rules apply to certain types of non-U.S. Persons, including partnerships, trusts, and other entities treated as pass-through entities for U.S. federal income tax purposes. We suggest that you consult with your tax advisor regarding the specific methods for satisfying these requirements.

  Sale or Retirement of Notes

   If you sell a Note or it is redeemed, you will not be subject to federal income tax on any gain unless one of the following applies:

   . The gain is effectively connected with a trade or business that you conduct in the U.S.

   . You are an individual, you are present in the U.S. for at least 183 days during the year in which you dispose of the Note, and certain other conditions are satisfied.

  U.S. Trade or Business

   If you hold your Note in connection with a trade or business that you are conducting in the U.S.:

   . Any interest on the Note, and any gain from disposing of the Note, generally will be subject to income tax as if you were a U.S. Person.

   . If you are a corporation, you may be subject to the "branch profits tax" on your earnings that are connected with your U.S. trade or business, including earnings from the Note. This tax is 30%, but may be reduced or eliminated by an applicable income tax treaty.

  Estate Taxes

   If you are an individual, your Notes will not be subject to U.S. estate tax when you die. However, this rule only applies if, at your death, payments on the Notes were not connected to a trade or business that you were conducting in the U.S.

  Information Reporting and Backup Withholding

   U.S. rules concerning information reporting and backup withholding are described above. These rules apply to Non-U.S. Persons as follows:

   . Principal and interest payments you receive will be automatically exempt from the usual rules if you are a Non-U.S. Person exempt from withholding tax on interest, as described above. The exemption does not apply if the withholding agent or an intermediary knows or has reason to know that you should be subject to the usual information reporting or backup withholding rules. In addition, interest payments made to you may be reported to the IRS on Form 1042-S.

   . Sale proceeds you receive on a sale of your Notes through a broker may be subject to information reporting and/or backup withholding if you are not eligible for an exemption. In particular, information reporting and backup withholding may apply if you use the U.S. office of a broker, and information reporting (but not backup withholding) may apply if you use the foreign office of a broker that has certain connections to the U.S. We suggest that you consult your tax advisor concerning information reporting and backup withholding on a sale.

  Possible European Union Requirements

   The European Union is considering new procedures that would apply to you if you are a tax resident of a member state and you receive interest on Notes from a paying agent located in another member state. Under these procedures, each member state would be required to provide information regarding payments of interest or other similar income paid by a person within its jurisdiction to an individual resident in another member state to the tax authorities of such other member state. Certain member states would have the right to opt instead for a transitional withholding system for such payments. We advise you to consult your tax advisor about the possible implications of these requirements.

   The United States federal income tax discussion set forth above is included for general information only and may not be applicable depending upon an owner's particular situation. Owners should consult their own tax advisors with respect to the tax consequences to them of the ownership and disposition of the Notes, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in federal or other tax laws.

                                 UNDERWRITING

   Under the terms and subject to the conditions set forth in the Underwriting Agreement, dated October 17, 2002, the Underwriters named below have severally agreed to purchase, and BANK ONE has agreed to sell to them, severally, the respective principal amount of the Notes indicated opposite their respective names below:

                                                   Principal Amount
            Name                                       of Notes
            ----                                   ----------------
            Banc One Capital Markets, Inc.........   $616,000,000
            Bear, Stearns & Co. Inc...............     21,000,000
            Credit Suisse First Boston Corporation     21,000,000
            Deutsche Bank Securities Inc..........     21,000,000
            Salomon Smith Barney Inc..............     21,000,000
                                                     ------------
                   Total..........................   $700,000,000
                                                     ============

   The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the Notes are subject to, among other things, the approval of certain legal matters by their counsel and certain other conditions. The Underwriters are obligated to take and pay for all the Notes if any are taken.

   The Underwriters propose initially to offer part of the Notes to the public at the public offering price listed on the cover page of this prospectus supplement, plus accrued interest, if any, from October 24, 2002 to the date of delivery of these Notes. The Underwriters may sell the Notes in part to certain dealers at prices that represent a concession not in excess of 0.350% of the principal amount of the Notes. Any Underwriter may allow, and such dealers may reallow, a concession not in excess of 0.150% of the principal amount of the Notes to certain other dealers. After the initial offering of the Notes, the offering price and other selling terms may from time to time be varied by the Underwriters.

   In order to facilitate the offering of the Notes, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, the Underwriters may over-allot in connection with this offering, creating short positions in the Notes for their own account. In addition, to cover over-allotments or to stabilize the price of the Notes, the Underwriters may bid for, and purchase, Notes in the open market. Finally, the Underwriters may reclaim selling concessions allowed to an underwriter or dealer for distributing Notes in this offering, if the Underwriters repurchase previously distributed Notes in transactions that cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Notes above independent market levels. The Underwriters are not required to engage in these activities, and may end any of these activities at any time.

   One of the Underwriters, Banc One Capital Markets, Inc. ("BOCM"), is an affiliate of BANK ONE. BOCM is also an affiliate of the principal paying agent, Bank One Trust Company, N.A. The participation of BOCM in the offer and sale of the Notes as described in this prospectus supplement complies and will comply with Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc. (the "NASD") regarding the offer and sale of securities of an affiliate. No NASD member participating in offers and sales of securities will execute a transaction in the Notes in a discretionary account without the prior specific written approval of the member's customer. Any obligation of BOCM is the sole obligation of BOCM, and does not create any obligation on the part of BANK ONE or any other affiliate of BOCM.

   This prospectus supplement and prospectus may be used by BOCM in connection with offers and sales related to secondary market transactions in the Notes. BOCM may act as principal or agent in such transactions. These sales will be made at prices related to prevailing market prices at the time of sale.

   Certain of the Underwriters and their affiliates engage in transactions with, and perform services for, BANK ONE in the ordinary course of business and have engaged, and may in the future engage, in commercial banking and investment transactions with BANK ONE.

   The Notes are offered for sale in those jurisdictions in the United States, Canada, Europe, Asia and elsewhere where it is lawful to make such offers.

   Each of the Underwriters has represented and agreed that it has not and will not offer, sell or deliver any of the Notes directly or indirectly, or distribute this prospectus supplement or the prospectus or any other offering material relating to the Notes, in or from any jurisdiction except under circumstances that will result in compliance with the applicable laws and regulations thereof and that will not impose any obligations on BANK ONE except as set forth in the Underwriting Agreement.

   In particular, each Underwriter has represented and agreed that:

      (i) it has not offered or sold and will not offer or sell any Notes to persons in the United Kingdom prior to the expiry of the period of six months from the issue date of the Notes except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purpose of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995;

      (ii) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issue of the Notes to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 (as amended) or is a person to whom such document may otherwise lawfully be issued or passed on;

      (iii) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to any Notes in, from or otherwise involving the United Kingdom; and

      (iv) it will not offer or sell any Notes directly or indirectly in Japan or to, or for the benefit of any Japanese person or to others, for re-offering or re-sale directly or indirectly in Japan or to any Japanese person except under circumstances which will result in compliance with all applicable laws, regulations and guidelines promulgated by the relevant governmental and regulatory authorities in effect at the relevant time. For purposes of this paragraph, "Japanese person" shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

   Although we have applied to list these Notes on the Luxembourg Stock Exchange, the Notes are a new issue of securities with no established trading market. We do not intend to list the Notes on any other securities exchange. No assurance can be given as to the liquidity of, or the trading markets for, the Notes. Purchasers of the Notes may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the issue price stated on the cover page hereof. BANK ONE has been advised by the Underwriters for the Notes that they currently intend to make a market in the Notes, but they are not obligated to do so and may discontinue such market-making at any time without notice.

   Expenses associated with this offering, to be paid by BANK ONE, are estimated to be $400,000.

   BANK ONE has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act.

   It is expected that delivery of the Notes will be made against payment therefor on or about October 24, 2002, which is the fifth business day following the date of this prospectus supplement (such settlement cycle being referred to in this prospectus supplement as "T+5"). The ability to settle secondary market trades of the Notes effected on the date of pricing and the succeeding business day may be affected by T+5 settlement.

                         NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

   The distribution of the Notes in Canada is being made only on a private placement basis exempt from the requirement that BANK ONE prepare and file a prospectus with the securities regulatory authorities in each province where trades of the Notes are effected. Accordingly, any resale of the Notes in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the Notes.

Representations of Purchasers

   Each purchaser of Notes in Canada who receives a purchase confirmation will be deemed to represent to BANK ONE and the dealer from whom such purchase confirmation is received that (i) such purchaser is entitled under applicable provincial securities laws to purchase such Notes without the benefit of a prospectus qualified under such securities laws or an offering memorandum, (ii) where required by law, such purchaser is purchasing as principal and not as agent, (iii) if in Quebec, such purchaser shall be deemed to have agreed that all documents relating to such purchase be in English only, and (iv) such purchaser has reviewed the terms above under "Resale Restrictions."

Rights of Action and Enforcement

   The securities being offered are those of foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by section 32 of the Regulation under the Securities Act (Ontario). As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

   All of BANK ONE's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Ontario purchasers to effect service of process within Canada on BANK ONE or such persons. All or a substantial portion of the assets of BANK ONE and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against BANK ONE or such persons in Canada or to enforce a judgment obtained in Canadian courts against BANK ONE or such persons outside of Canada.

Notice to British Columbia Residents

   A purchaser of Notes to whom the Securities Act (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any Notes acquired by such purchaser pursuant to this offering. Such report must be in the form attached to British Columbia Securities Commission Blanket Order BOR No. 95/17, a copy of which may be obtained from BANK ONE. Only one such report must be filed in respect of Notes acquired on the same date and under the same prospectus exemption.

                                LEGAL OPINIONS

   Certain legal issues with respect to the Notes will be passed upon for BANK ONE by Christine A. Edwards, Esq., Chief Legal Officer, Executive Vice President and Secretary of BANK ONE, and for the Underwriters by Cravath, Swaine & Moore, Worldwide Plaza, 825 Eighth Avenue, New York, New York 10019. Cravath, Swaine & Moore has represented and continues to represent BANK ONE from time to time in other matters.

   Christine A. Edwards owns, or has rights to acquire under BANK ONE's employee benefit plans, an aggregate of less than 1% of the common stock of BANK ONE.

                                    EXPERTS

   The consolidated financial statements of BANK ONE CORPORATION as of December 31, 2001 and for the year ended December 31, 2001 included in the Annual Report on Form 10-K for the year ended December 31, 2001, incorporated herein by reference have been audited by KPMG LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated herein by reference in reliance upon the authority of said firm as expert in accounting and auditing in giving said report.

   The consolidated financial statements of BANK ONE CORPORATION as of December 31, 2000 and 1999, and the two years ended December 31, 2000 included in the Annual Report on Form 10-K for the year ended December 31, 2001, incorporated herein by reference have been audited by Arthur Andersen LLP, our former accountants. You may have no effective remedy against Arthur Andersen in connection with a material misstatement or omission in those financial statements, particularly in the event that Arthur Andersen ceases to exist or becomes insolvent as a result of the conviction or other proceedings against it.

                              GENERAL INFORMATION

Listing

   We have applied to list the Notes on the Luxembourg Stock Exchange in accordance with the rules of the Luxembourg Stock Exchange. There can be no assurance that the Notes will be accepted for listing. In connection with the listing application, the Restated Certificate of Incorporation, as amended, and the By-Laws of BANK ONE and a legal notice relating to the issuance of the Notes have been deposited prior to listing with Greffier en Chef du Tribunal d'Arrondissement de et a Luxembourg, where copies thereof may be obtained upon request. Copies of the above documents together with this prospectus supplement, the accompanying prospectus, the Subordinated Indenture and BANK ONE's current Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as all such future reports, so long as any of the Notes are outstanding, will be made available for inspection at the main office of Deutsche Bank Luxembourg S.A., in Luxembourg. Deutsche Bank Luxembourg S.A. will act as intermediary between the Luxembourg Stock Exchange and BANK ONE and the holders of the Notes. In addition, copies of the above reports of BANK ONE may be obtained free of charge at such office. The Underwriting Agreement will be available for inspection at Deutsche Bank Luxembourg S.A. Deutsche Bank Luxembourg S.A. will act as intermediary between the Luxembourg Stock Exchange and BANK ONE and the holders of the Notes so long as the Notes are in global form.

   The consolidated financial statements of BANK ONE included in the Annual Report on Form 10-K for the year ended December 31, 2001, have been audited by KPMG LLP, independent public accountants, as indicated in their report with respect thereto.

Material Change

   Other than as disclosed or contemplated herein or in the documents incorporated herein by reference, there has been no material adverse change in the financial position of BANK ONE since December 31, 2001.

Litigation

   Other than as disclosed or contemplated in the documents incorporated herein by reference, neither BANK ONE nor any of its subsidiaries is involved in litigation, arbitration, or administrative proceedings relating to claims or amounts that are material in the context of the issue of the Notes and BANK ONE is not aware of any such litigation, arbitration, or administrative proceedings pending or threatened.

Authorization

   Resolutions relating to the issue and sale of the Notes were adopted by the Board of Directors of BANK ONE on September 21, 1999.

Governing Law

   The Notes, the Subordinated Indenture and the Underwriting Agreement are governed by, and shall be construed in accordance with, the laws of the State of New York, United States of America, applicable to agreements made and to be performed wholly within such jurisdiction.

Identification Numbers

   The Notes have been accepted for clearing through Euroclear and Clearstream. The Notes have been assigned International Security Identification Number
(ISIN) US No. US 06423AAS24 and CUSIP No. 06423A AS 2.

                         PRINCIPAL OFFICE OF BANK ONE

                               1 Bank One Plaza
                            Chicago, Illinois 60670

           TRUSTEE                       PRINCIPAL PAYING AGENT
                                         AND REGISTRAR

           JPMorgan Chase Bank           Bank One Trust Company, N.A.
           450 West 33rd Street          1 Bank One Plaza
           New York, New York 10001      Chicago, Illinois 60670

           LISTING AGENT                 LUXEMBOURG PAYING AGENT
                                         AND TRANSFER AGENT

           Deutsche Bank Luxembourg S.A. J.P. Morgan Bank
           2, Boulevard Konrad Adenauer  Luxembourg S.A.
           L-1115 Luxembourg             5 rue Plaetis
                                         L-2338 Luxembourg

                                 LEGAL ADVISERS
           To BANK ONE                   To the Underwriters
           as to United States Law       as to United States Law

           Christine A. Edwards, Esq.    Cravath, Swaine & Moore
           BANK ONE CORPORATION          Worldwide Plaza
           1 Bank One Plaza              825 Eighth Avenue
           Chicago, Illinois 60670       New York, New York 10019

                                  To BANK ONE
                        as to the United States Tax Law

                            Cravath, Swaine & Moore
                                Worldwide Plaza
                               825 Eighth Avenue
                           New York, New York 10019

                            AUDITORS OF THE ISSUER

                                   KPMG LLP
                             303 East Wacker Drive
                            Chicago, Illinois 60601

                     [This Page Intentionally Left Blank]

PROSPECTUS
[LOGO] Bank One(R)

                                $12,000,000,000

                             BANK ONE CORPORATION

                   1 Bank One Plaza, Chicago, Illinois 60670
                                (312) 732-4000

                       Debt Securities and Debt Warrants
          Currency Warrants, Stock-Index Warrants and Other Warrants
        Preferred Stock, Depositary Shares and Preferred Stock Warrants
                    Common Stock and Common Stock Warrants

   This prospectus contains a general description of the securities which BANK ONE CORPORATION may offer for sale. The specific terms of the securities will be contained in one or more supplements to this prospectus. Read the prospectus and any supplement carefully before you invest.

   The securities will be unsecured obligations of BANK ONE CORPORATION and will not be savings accounts, deposits or other obligations of any bank and are not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund or any other governmental agency.

   The common stock of BANK ONE CORPORATION is listed on the New York Stock Exchange under the trading symbol "ONE."

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the securities to be issued under this prospectus or determined if this prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.



               The date of this prospectus is October 12, 2001.

                             ABOUT THIS PROSPECTUS

   This document is called a prospectus. To understand the terms of the securities offered by this prospectus, you should carefully read this prospectus with the attached prospectus supplement. This prospectus and the prospectus supplement together give the specific terms of the securities being offered. You should also read the documents referred to under the heading "Where You Can Find More Information" for information on BANK ONE CORPORATION and its financial statements. BANK ONE has its principal offices at 1 Bank One Plaza, Chicago, Illinois (telephone: 312-732-4000). Certain capitalized terms used in this summary are defined elsewhere in this prospectus.

   BANK ONE CORPORATION, a Delaware corporation, which is also referred to as the "Company," "BANK ONE," "us" or "we" filed a registration statement with the Securities and Exchange Commission under a "shelf" registration procedure. Under this procedure, BANK ONE may offer and sell from time to time, in one or more series, up to $12,000,000,000, or the equivalent in one or more foreign currencies, including composite currencies, of any of the following securities:

   . senior or subordinated debt securities,

   . debt warrants,

   . currency warrants,

   . stock-index warrants,

   . other warrants,

   . preferred stock which could be in the form of depositary shares,

   . preferred stock warrants,

   . common stock and

   . common stock warrants.

   The securities may be sold for U.S. dollars, foreign-denominated currency or currency units. Amounts payable with respect to any securities may be payable in U.S. dollars or foreign-denominated currency or currency units.

   This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of the securities being offered. The prospectus supplement may also add, update or change information contained in this prospectus.

   The prospectus supplement may also contain information about any relevant United States federal income tax considerations relating to the securities covered by the prospectus supplement.

   BANK ONE may sell securities to underwriters who will sell the securities to the public on terms fixed at the time of sale. In addition, the securities may be sold by BANK ONE directly or through dealers or agents designated from time to time, which agents may be affiliates of BANK ONE. If BANK ONE, directly or through agents, solicits offers to purchase the securities, BANK ONE reserves the sole right to accept and, together with its agents, to reject, in whole or in part, any offer.

   The prospectus supplement will also contain, with respect to the securities being sold, the names of any underwriters, dealers or agents, together with the terms of offering, the compensation of any underwriters and the net proceeds to BANK ONE.

   Any underwriters, dealers or agents participating in the offering may be deemed "underwriters" within the meaning of the Securities Act of 1933.

   One or more of our subsidiaries may buy and sell any of the securities offered by this prospectus after the securities are issued as part of their business as a broker-dealer. Those subsidiaries may use this prospectus and the related prospectus supplement in these transactions. Any sale by a subsidiary will be made at the prevailing market price at the time of sale.

                      WHERE YOU CAN FIND MORE INFORMATION

   BANK ONE has filed with the SEC a registration statement under the Securities Act that registers the distribution of the securities. The registration statement, including the attached exhibits and schedules, contains additional relevant information about BANK ONE and BANK ONE's securities. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this prospectus.

   In addition, we file reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy this information at the public reference facility maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549.

   You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

   The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, like BANK ONE, who file electronically with the SEC. The address of that site is http://www.sec.gov.

   You can also inspect reports, proxy statements and other information about BANK ONE at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York, and the Chicago Stock Exchange, 440 South LaSalle Street, Chicago, Illinois.

   The SEC allows us to "incorporate by reference" information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, except for any information that is superseded by information that is included directly in this document or in a later document that is also incorporated by reference.

   This prospectus incorporates by reference the documents listed below that BANK ONE previously filed with the SEC. They contain important information about us.

               BANK ONE SEC Filings                 Period
               --------------------                 ------
          Annual Report on Form 10-K.... Year ended December 31, 2000
          Quarterly Reports on Form 10-Q Quarters ended:
                                         . March 31, 2001
                                         . June 30, 2001
          Current Reports on Form 8-K... Dated:
                                         . January 17, 2001
                                         . February 2, 2001
                                         . February 23, 2001
                                           (as amended by a
                                           Form 8-K/A dated
                                           March 27, 2001)
                                         . April 9, 2001
                                         . April 17, 2001
                                         . June 6, 2001
                                         . June 17, 2001
                                         . July 27, 2001
                                         . September 7, 2001
                                         . September 17, 2001
                                         . October 3, 2001
                                         . October 3, 2001

   BANK ONE incorporates by reference additional documents that it may file with the SEC between the date of this prospectus and the termination of the offering of the securities. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

   You can obtain any of the documents incorporated by reference in this document through us, or from the SEC through the SEC's web site at the address described above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus. You can obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from us at the following addresses:

                              Investor Relations
                             BANK ONE CORPORATION
                               1 Bank One Plaza
                              Mail Suite IL1-0460
                            Chicago, Illinois 60670
                           Telephone (312) 732-4812

   If you request any incorporated documents from us, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

   You should rely only on the information provided in this prospectus and the prospectus supplement, as well as the information incorporated by reference. BANK ONE has not authorized anyone to provide you with different information. BANK ONE is not making an offer of these securities in any state where it is not permitted. You should not assume that the information in this prospectus, the prospectus supplement or any other documents incorporated by reference is accurate as of any date other than the date on the front of the applicable document.

                          FORWARD-LOOKING STATEMENTS

   This prospectus, including information included or incorporated by reference in this prospectus, contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In addition, certain statements made in future SEC filings by BANK ONE, in press releases and in oral and written statements made by BANK ONE which are not statements of historical fact may constitute forward-looking statements. Forward-looking statements may relate to, without limitation, BANK ONE's financial condition, results of operations, plans, objectives, future performance or business. Words such as "believes," "anticipates," "expects," "intends," "estimates," "targeted" and similar expressions are intended to identify forward-looking statements but are not the only means to identify these statements.

   Forward-looking statements involve risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements. Factors which could cause this difference--many of which are beyond BANK ONE's control--include, without limitation:

   . local, regional and international conditions may differ from those expected;

   . the effects of and changes in trade, monetary and fiscal policies and laws, including the interest rate policies of the Federal Reserve Board, may have an adverse effect on BANK ONE's business;

   . the timely development and acceptance of new products and services may be different than anticipated;

   . technological changes, instituted by BANK ONE and by persons by whom BANK
     ONE's business may be affected, may be more difficult to accomplish or more expensive than anticipated or may have unforeseen consequences;

   . acquisitions and integration of acquired businesses may be more difficult or expensive than expected;

   . the ability to increase market share and control expenses may be more difficult than anticipated;

   . competitive pressures among financial services companies may increase significantly;

   . changes in laws and regulations (including laws and regulations concerning taxes, banking, securities and insurance) may adversely affect BANK ONE or its business;

   . changes in accounting policies and practices, as may be adopted by regulatory agencies and the Financial Accounting Standards Board, may affect expected financial reporting;

   . the costs, effects and outcomes of litigation may adversely affect BANK
     ONE or its business; and

   . BANK ONE may not manage risks involved in the foregoing as well as anticipated.

Forward-looking statements speak only as of the date the statements are made. BANK ONE undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made, or to reflect the occurrence of unanticipated events.

                             BANK ONE CORPORATION

   BANK ONE CORPORATION is a bank holding company and a financial holding company under the Gramm-Leach-Bliley Act of 1999 (the "GLB Act"). BANK ONE was organized in 1998 under the laws of the State of Delaware to effect the merger, effective October 2, 1998, of First Chicago NBD Corporation with BANC ONE CORPORATION.

   BANK ONE provides domestic retail banking, finance and credit card services; worldwide commercial banking services; and trust and investment management services. BANK ONE operates banking offices in Arizona, Colorado, Florida, Illinois, Indiana, Kentucky, Louisiana, Michigan, Ohio, Oklahoma, Texas, Utah, West Virginia and Wisconsin. BANK ONE also engages in other businesses related to banking and finance, including credit card and merchant processing, consumer and education finance, mortgage lending and servicing, insurance, venture capital, investment and merchant banking, trust, brokerage, investment management, leasing, community development and data processing. These activities are conducted through bank and nonbank subsidiaries.

   BANK ONE continually evaluates its business operations and organizational structures and routinely explores opportunities to (1) acquire financial institutions and other financial services-related businesses and assets, and
(2) enter into strategic alliances to expand the scope of its services and its customer base. When consistent with its overall business strategy, BANK ONE also will sell assets or exit certain businesses and markets.

   BANK ONE directly or indirectly raises funds principally to finance the operations of its nonbank subsidiaries. A substantial portion of BANK ONE's annual income typically has been derived from dividends from its subsidiaries, and from interest on loans, some of which are subordinated, to its subsidiaries.

   BANK ONE is a legal entity separate and distinct from BANK ONE's banking subsidiaries (the "Banks") and BANK ONE's other affiliates. There are various legal limitations on the extent to which the Banks may extend credit, pay dividends or otherwise supply funds to BANK ONE.

   Under the longstanding policy of the Board of Governors of the Federal Reserve System (the "Federal Reserve"), a bank holding company is expected to act as a source of financial strength for its subsidiary banks and to commit resources to support such banks. As a result of this policy, BANK ONE may be required to commit resources to the Banks in circumstances where it might not otherwise do so.

   Because BANK ONE is a holding company, its rights and the rights of its creditors to participate in the distribution and payment of assets of any subsidiary upon the subsidiary's liquidation or recapitalization would be subject to the prior claims of the subsidiary's creditors except to the extent that BANK ONE may itself be a creditor with recognized claims against the subsidiary.

   BANK ONE's executive offices are located at 1 Bank One Plaza, Chicago, Illinois 60670, and the telephone number is (312) 732-4000.

                      RATIO OF EARNINGS TO FIXED CHARGES

   The ratios of earnings to fixed charges for BANK ONE are listed below for the periods indicated. The ratios are computed on the basis of the total enterprise (as defined by the SEC) by dividing earnings before fixed charges and income taxes by fixed charges. Also listed below are the ratios of earnings to combined fixed charges and preferred stock dividends. These ratios are computed on the basis of the total enterprise by dividing earnings before fixed charges and income taxes by fixed charges and preferred stock dividend requirements for the periods indicated. Fixed charges consist principally of interest expense on all long- and short-term borrowings, excluding or including interest on deposits as indicated.

                                           Six Months
                                             Ended
                                           June 30,     Year Ended December 31,
                                           ---------  ---------------------------
                                           2001  2000  2000   1999 1998 1997 1996
                                           ----  ---- ----    ---- ---- ---- ----
Earnings to Fixed Charges:
   Excluding interest expense on deposits. 1.8x  0.6x 0.8x(1) 2.3x 2.3x 2.4x 2.6x
   Including interest expense on deposits. 1.4x  0.8x 0.9x(1) 1.6x 1.5x 1.5x 1.6x

Earnings to Combined Fixed Charges and
  Preferred Dividends:
   Excluding interest expense on deposits. 1.8x  0.6x 0.8x(1) 2.3x 2.3x 2.3x 2.5x
   Including interest expense on deposits. 1.4x  0.8x 0.9x(1) 1.6x 1.5x 1.5x 1.6x

--------
(1) Earnings for the year ended December 31, 2000 were insufficient to cover fixed charges. The coverage deficiency was approximately $1.2 billion.

                                USE OF PROCEEDS

   BANK ONE currently intends to use the net proceeds from the sale of any securities for general corporate purposes, which may include the reduction of its short-term indebtedness, investments at the holding company level, investments in or extensions of credit to its affiliates and other banks and companies engaged in other financial service activities, possible acquisitions and any other purpose stated in any prospectus supplement. Pending this use, BANK ONE may temporarily invest the net proceeds. The precise amounts and timing of the application of proceeds will depend upon the funding requirements of BANK ONE and its affiliates and the availability of other funds. Except as may be described in any prospectus supplement, specific allocations of the proceeds to these purposes will not have been made at the date of that prospectus supplement. Based upon the historical and anticipated future growth of BANK ONE and the financial needs of its affiliates, BANK ONE anticipates that it will, on a recurrent basis, engage in additional financings of a character and amount to be determined as the need arises.

                              REGULATORY MATTERS

   The following discussion describes certain of the material elements of the regulatory framework applicable to bank holding companies and their subsidiaries and provides certain specific information relevant to BANK ONE. This regulatory framework is intended primarily for the protection of depositors and the federal deposit insurance funds and not for the protection of security holders. To the extent that the following information describes statutory and regulatory provisions, it is qualified in its entirety by reference to those provisions. A change in the statutes, regulations or regulatory policies applicable to BANK ONE or its subsidiaries may have a material effect on the business of BANK ONE.

General

   As a registered bank holding company and financial holding company BANK ONE is subject to regulation under the Bank Holding Company Act of 1956 (the "BHC Act"), and to inspection, examination and supervision by the Federal Reserve.

   The Gramm-Leach-Bliley Act of 1999 (the "GLB Act") eliminated many of the restrictions placed on the activities of bank holding companies that qualify as financial holding companies. Among other things, the GLB Act repealed certain Glass-Steagall Act restrictions on affiliations between banks and securities firms, and amended the BHC Act to permit bank holding companies that qualify as "financial holding companies" to engage in activities, and acquire companies engaged in activities, that are: financial in nature (including insurance underwriting, insurance company portfolio investment, financial advisory, securities underwriting, dealing and market-making, and merchant banking activities); incidental to financial activities; or complementary to financial activities if the Federal Reserve determines that they pose no substantial risk to the safety or soundness of depository institutions or the financial system in general. The GLB Act also permits national banks, under certain circumstances, to engage through special financial subsidiaries in the financial and other incidental activities authorized for financial holding companies.

   Bank holding companies (including bank holding companies that also are financial holding companies) also are required to obtain the prior approval of the Federal Reserve Board before acquiring more than five percent of any class of voting stock of any bank that is not already majority-owned by the bank holding company. The BHC Act, as amended by the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 ("Riegle-Neal"), permits bank holding companies, subject to certain restrictions, to merge with or acquire banks and branches in any state that has not opted out of Riegle-Neal.

   Most of BANK ONE's affiliate banks are national banking associations and, as such, are subject to regulation primarily by the Office of the Comptroller of the Currency ("OCC") and, secondarily, by the Federal Deposit Insurance Corporation ("FDIC") and the Federal Reserve. BANK ONE's state-chartered banks also are subject to regulation by the FDIC and the Federal Reserve and, in addition, by their respective state banking departments. The banks' operations in other countries are subject to various restrictions imposed by the laws of those countries.

Liability for Bank Subsidiaries

   The Federal Reserve requires that a bank holding company act as a source of financial and managerial strength to each of its subsidiary banks and maintain resources adequate to support each subsidiary bank. This support may be required at times when BANK ONE may not have the resources to provide it. In addition, Section 55 of the National Bank Act, permits the OCC to order the pro rata assessment of shareholders of a national bank whose capital has become impaired. If a shareholder fails to pay this assessment, the OCC can order the sale of the shareholder's stock to cover the deficiency. In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank would be assumed by the bankruptcy trustee and entitled to priority of payment.

   Under the Federal Deposit Insurance Act, the FDIC can hold any FDIC-insured depository institution liable for any loss the FDIC incurs, or reasonably expects to incur, in connection with (1) the default of a commonly controlled FDIC-insured depository institution or (2) any assistance provided by the FDIC to a commonly controlled depository institution that is in danger of default. "Default" is defined generally as the appointment of a conservator or receiver and "in danger of default" is defined generally as the existence of certain conditions indicating that a "default" is likely to occur in the absence of regulatory assistance. All of BANK ONE's subsidiary banks are FDIC-insured institutions. Also, in the event that such a default occurred with respect to a bank, any capital loans to the bank from its parent holding company would be subordinate in right of payment to payment of the bank's depositors and certain of its other obligations.

Capital Requirements

   BANK ONE is subject to capital requirements and guidelines imposed by the Federal Reserve. The OCC, the FDIC and the Federal Reserve impose similar requirements and guidelines on BANK ONE's banks within their respective jurisdictions. These capital requirements establish higher capital standards for banks and bank holding companies that assume greater risks. For this purpose, a bank's or holding company's assets and certain specified off-balance sheet commitments are assigned to four risk categories. Each risk category is weighted differently based on the level of credit risk that is ascribed to particular assets or commitments. A bank's or holding company's capital, in turn, is divided into three tiers:

   . core ("Tier 1") capital, which includes common equity, certain qualifying cumulative and non-cumulative perpetual preferred stock and related surplus (excluding auction rate issues), and minority interests in equity accounts of consolidated subsidiaries;

   . supplementary ("Tier 2") capital, which includes, perpetual preferred stock and related surplus not meeting the Tier 1 definition, hybrid capital instruments, perpetual debt and mandatory convertible securities, subordinated debt, intermediate-term preferred stock, and allowances for loan and lease losses; and

   . market risk ("Tier 3") capital, which includes qualifying unsecured subordinated debt.

   Goodwill, certain identifiable intangible assets, and certain other assets must be deducted in calculating the sum of the core capital elements.

   BANK ONE, like other bank holding companies, currently is required to maintain Tier 1 capital equal to at least 4% of its total risk-weighted assets and total capital (the sum of Tier 1, Tier 2 and Tier 3 capital) equal to at least 8% of its total risk-weighted assets. At June 30, 2001, BANK ONE met both requirements, with Tier 1 capital equal to 8.2% and total capital equal to 11.6% of its total risk-weighted assets. Each of the BANK ONE bank subsidiaries was in compliance with its applicable minimum capital requirement at June 30, 2001.

   The Federal Reserve, the FDIC and the OCC have adopted rules to incorporate market and interest rate risk components into their risk-based capital standards. Under the market risk requirements, capital is allocated to support the amount of market risk related to a financial institution's ongoing trading activities.

   Each federal banking regulator may set capital requirements higher than the minimums noted above for holding companies whose circumstances warrant it. For example, holding companies experiencing or anticipating significant growth may be expected to maintain capital ratios including tangible capital positions well above the minimum levels. Furthermore, the Federal Reserve has indicated that it will consider a "tangible Tier I capital leverage ratio" (deducting all intangibles) and other measures of capital strength in evaluating proposals for expansion or new activities. No federal banking regulator has imposed any special capital requirement on BANK ONE or the BANK ONE bank subsidiaries.

   Failure to meet capital requirements could subject a bank to a variety of enforcement remedies, including the termination of deposit insurance by the FDIC, and to certain restrictions on its business, which are described below.

   The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), among other things, identifies five capital categories (from "well capitalized" to "critically undercapitalized") for insured depository institutions and requires the respective federal bank regulatory agencies to implement systems for "prompt corrective action" for insured depository institutions that do not meet minimum capital requirements within these categories.

   Failure to meet the capital guidelines could subject a depository institution to capital-raising requirements. An "undercapitalized" depository institution must develop a capital restoration plan, and its parent holding company must guarantee the bank's compliance with the plan. In the event of the bankruptcy of the parent holding company, this guarantee would take priority over the parent's general unsecured creditors. In addition, FDICIA requires the federal bank regulatory agencies to prescribe certain non-capital standards for safety and soundness relating generally to operations and management, asset quality and executive compensation, and it permits regulatory action against a financial institution that does not meet these standards.

   As of June 30, 2001 each BANK ONE banking subsidiary was "well capitalized," based on the "prompt corrective action" ratios and guidelines described above. It should be noted, however, that a bank's capital category is determined solely for the purpose of applying the federal banking agencies' "prompt corrective action" regulations and that the capital category may not constitute an accurate representation of the bank's overall financial condition or prospects.

Dividend Restrictions

   BANK ONE's national bank subsidiaries are subject to two statutory limitations on their ability to pay dividends. Under the first, dividends cannot exceed the level of undivided profits. In addition, a national bank cannot declare a dividend, without regulatory approval, in an amount in excess of its net income for the current year combined with the combined net profits for the preceding two years. State bank subsidiaries may also be subject to limitations on dividend payments. The amount of dividends available from certain nonbank subsidiaries that are subject to dividend restrictions is regulated by the governing agencies to which they report.

   Based on these statutory requirements, the bank affiliates could, in the aggregate, have declared additional dividends of up to approximately $409 million without regulatory approval at January 1, 2001. The payment of dividends by any bank may also be affected by other factors, such as the maintenance of adequate capital.

   In addition, federal bank regulatory authorities have authority to prohibit BANK ONE's affiliate banks from engaging in an unsafe or unsound practice in conducting their business. The payment of dividends, depending upon the financial condition of the bank in question, could be deemed to constitute an unsafe or unsound practice. The ability of BANK ONE's affiliate banks to pay dividends in the future is currently, and could be further, influenced by bank regulatory policies and capital guidelines.

Depositor Preference Statute

   Federal law provides that deposits and certain claims for administrative expenses and employee compensation against an insured depository institution are afforded a priority over other general unsecured claims against such institution, including federal funds and letters of credit, in the "liquidation or other resolution" of the institution by any receiver.

Other

   BANK ONE's nonbank subsidiaries and banking-related business units are subject to regulation by various state and federal regulatory agencies and self-regulatory organizations. Activities subject to such regulation include investment management, investment advisory services, commodities and securities brokerage, insurance services and products, securities dealing and transfer agency services.

                        DESCRIPTION OF DEBT SECURITIES

General

   The debt securities will be unsecured and may be issued in one or more series. The debt securities may be either senior or subordinated in priority of payment.

   . The senior securities will be issued under an Indenture dated as of March
     3, 1997, originally between BANC ONE and The Chase Manhattan Bank ("Chase"), as trustee, which was supplemented by a First Supplemental Indenture dated as of October 2, 1998, between BANK ONE and Chase, as trustee. We refer to this indenture as the "Senior Indenture" in this prospectus.

   . The subordinated securities will be issued under an Indenture dated as of March 3, 1997, originally between BANC ONE and Chase, as trustee, which was supplemented by a First Supplemental Indenture dated as of October 2, 1998, between BANK ONE and Chase, as trustee. We refer to this indenture as the "Subordinated Indenture" in this prospectus.

   . The Senior Indenture and the Subordinated Indenture are collectively referred to as the "Indentures."

   . References to the "Trustee" will mean Chase in its capacity as trustee under the Senior Indenture or the Subordinated Indenture, as applicable.

   The statements under this caption are brief summaries of certain provisions contained in the Indentures, do not purport to be complete and are qualified in their entirety by reference to the applicable Indenture, copies of which are exhibits to the registration statement. Whenever defined terms are used but not defined in this prospectus, the terms will have the meanings given to them in the applicable Indenture.

   The following material describes certain general terms and provisions of the debt securities to which any prospectus supplement may relate. The particular terms of any debt securities and the extent, if any, to which these general provisions may apply to the debt securities will be described in the prospectus supplement relating to the debt securities.

   Neither of the Indentures limits the aggregate principal amount of debt securities which may be issued under it. Debt securities of any series may be issued under either Indenture up to the aggregate principal amount authorized from time to time by BANK ONE. Debt Securities may be denominated in any currency or currency unit designated by BANK ONE. Neither the Indentures nor the debt securities will limit or otherwise restrict the amount of other indebtedness which may be incurred or the other securities which may be issued by BANK ONE or any of its subsidiaries.

   Debt securities of a series may be issuable in registered form without coupons, in bearer form with or without coupons attached or in the form of one or more global securities in registered or bearer form. Bearer securities will be offered only to non-United States persons and to offices located outside the United States of certain United States financial institutions.

   You should refer to the applicable prospectus supplement for a description of the following terms, where relevant, of each series of debt securities for which this prospectus is being delivered:

   . the title of the debt securities;

   . any limit on the aggregate principal amount or aggregate initial public offering price of the debt securities;

   . the priority of payment of the debt securities;

   . the price or prices, which may be expressed as a percentage of the aggregate principal amount, at which the debt securities will be issued;

   . the date or dates on which the principal of the debt securities will be payable;

   . whether the debt securities will bear interest, any rate or rates of interest, which may be fixed or variable, or the method of determining the rate or rates of interest;

   . the date or dates from which any interest on the debt securities will accrue, the date or dates on which any interest will be payable, the date or dates on which payment of any interest will begin and the regular record dates for these interest payment dates;

   . the extent to which any of the debt securities will be issuable in temporary or permanent global form, or the manner in which any interest payable on a temporary or permanent global debt security will be paid;

   . each office or agency where, subject to the terms of the applicable
     Indenture, the debt securities may be presented for registration of transfer or exchange;

   . the place or places where the principal of, any premium and any interest on the debt securities will be payable;

   . any date or dates after which the debt securities may be redeemed or purchased in whole or in part, at the option of BANK ONE or mandatorily under any sinking, purchase or analogous fund or may be required to be purchased or redeemed at the option of the holder, and the redemption or repayment price or prices;

   . any terms upon which the debt securities may be convertible into or exchanged for securities or indebtedness of any kind of BANK ONE or of any other issuer or obligor and the terms and conditions upon which a conversion or exchange will be effected, including the initial conversion or exchange price or rate, the conversion period and any other additional provisions;

   . the denomination or denominations in which the debt securities are authorized to be issued;

   . the currency, currencies or units based on or related to currencies for which the debt securities may be purchased and the currency, currencies or currency units in which the principal of, any premium and any interest on the debt securities may be payable;

   . any index used to determine the amount of payments of principal of, any premium and any interest on the debt securities;

   . whether any of the debt securities are issuable as bearer securities and/or registered securities, and if issuable as bearer securities, any limitations on issuance of such bearer securities and any provisions regarding the transfer or exchange of the bearer securities including exchange for registered debt securities of the same series;

   . the payment of any additional amounts with respect to the debt securities;

   . whether any of the debt securities will be issued as original issue discount securities;

   . information with respect to any book-entry procedures;

   . any additional covenants or Events of Default for a particular series of debt securities; and

   . any other terms of the debt securities not inconsistent with the provisions of the applicable Indenture.

   If any of the debt securities are sold for one or more foreign currencies or foreign currency units or if the principal of, any premium or any interest on any series of debt securities is payable in one or more foreign currencies or foreign currency units, the restrictions, elections, tax consequences, specific terms and other information with respect to that issue of debt securities and the currencies or currency units will be described in the applicable prospectus supplement. A judgment for money damages by courts in the United States, including a money judgment based on an obligation expressed in a foreign currency, will ordinarily be rendered only in U.S. dollars. New York statutory law provides that a court will render a judgment or decree in the foreign currency of the underlying obligation and that the judgment or decree will be converted into U.S. dollars at the exchange rate prevailing on the date of entry of the judgment or decree.

   Debt securities may be issued as original issue discount debt securities which bear no interest or interest at a rate which at the time of issuance is below market rates. Original issue discount debt securities will be sold at a substantial discount below the stated principal amount due at their stated maturity. There may not be any periodic payments of interest on original issue discount securities. In the event of an acceleration of the maturity of any original issue discount security, the amount payable to the holder of the original issue discount security upon acceleration will be determined in accordance with the prospectus supplement, the terms of the security and the Indenture, but will be an amount less than the amount payable at the stated maturity of the principal of the original issue discount security. Federal income tax considerations with respect to original issue discount securities will be described in the applicable prospectus supplement.

Registration and Transfer

   Debt securities normally will be issued only as registered securities. If bearer securities are issued, the United States federal income tax consequences and other special considerations, procedures and limitations relating to bearer securities will be described in the applicable prospectus supplement.

   Debt securities issued as registered securities will not have interest coupons. Debt securities issued as bearer securities will have interest coupons attached, unless issued as zero coupon securities.

   Registered securities, other than a global security, may be presented for transfer, with the form of transfer duly executed, or exchanged for other debt securities of the same series at the office of the note registrar according to the terms of the applicable Indenture. BANK ONE has agreed in each of the Indentures that, with respect to registered securities having The City of New York as a place of payment, BANK ONE will appoint a note registrar or co-note registrar located in The City of New York for such transfer or exchange. Transfer or exchange will be made without service charge, but BANK ONE may require payment of any taxes or other governmental charges as described in the applicable Indenture.

   Provisions relating to the exchange of bearer securities for other debt securities of the same series, including, if applicable, registered securities, will be described in the applicable prospectus supplement. In no event, however, will registered securities be exchangeable for bearer securities.

Global securities

   The debt securities of a series may be issued in whole or in part in the form of one or more global securities. Each global security will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement. Global securities may be issued in either registered or bearer form and in either temporary or permanent form. A global security may not be transferred except as a whole among the depositary, any successor depositary and any of their nominees.

   The specific terms of the depositary arrangement with respect to a series of debt securities and certain limitations and restrictions relating to a series of bearer securities in the form of one or more global securities will be described in the applicable prospectus supplement. BANK ONE anticipates that the following provisions will generally apply to all depositary arrangements.

   Upon the issuance of a global security, the depositary or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the individual debt securities represented by the global security to the accounts of persons that have accounts with the depositary. The underwriters or agents for the debt securities will designate the appropriate accounts. Ownership of beneficial interests in a global security will be limited to persons that have accounts with the depositary ("participants") or persons that may hold interests through participants. Ownership of beneficial interests in a global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). The laws of some states require that certain purchasers of securities take physical delivery of the securities in definitive form. These limits and laws may impair the ability to transfer beneficial interests in a global security.

   So long as the depositary or its nominee is the registered owner of a global security, the depositary or its nominee will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the applicable Indenture. Except as provided below, owners of beneficial interests in a global security

   . will not be entitled to have any of the individual debt securities of the series represented by the global security registered in their names,

   . will not receive or be entitled to receive physical delivery of any debt securities of the series in definitive form and

   . will not be considered the owners or holders of the debt security under the applicable Indenture.

   Payments of principal of, any premium and any interest on individual debt securities represented by a global security will be made to the depositary or its nominee as the registered owner of the global security. Neither BANK ONE, the Trustee, any paying agent nor the note registrar for the debt securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the global security or for maintaining, supervising or reviewing any records relating to beneficial ownership interests.

   Subject to certain restrictions relating to bearer securities, BANK ONE expects that the depositary for a series of debt securities or its nominee will credit participants' accounts immediately upon receipt of any payment on a permanent global security representing any debt securities in amounts proportionate to their respective beneficial interests in the principal amount of the global security. BANK ONE also expects that payments by participants to owners of beneficial interests in a global security held through these participants will be governed by standing instructions and customary practices. This is now the case with securities held for the accounts of customers in bearer form or registered in "street name". Payments will be the responsibility of the participants. Payments of principal, premium or interest on a temporary global security representing bearer securities will be subject to additional restrictions.

   A global security is exchangeable for definitive debt securities registered in the name of, and a transfer of a global security may be registered to, any person other than the depositary or its nominee, only if:

   (1) the depositary for a series of debt securities is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by BANK ONE within 90 days;

   (2) BANK ONE at any time, and in its sole discretion, determines not to have any debt securities of a series represented by one or more global securities; or

   (3) BANK ONE, in its discretion, specifies with respect to the debt securities of a series, that an owner of a beneficial interest in a global security representing debt securities of the series may, on terms acceptable to BANK ONE, the Trustee and the depositary for the global security, receive debt securities of the series in definitive form in exchange for beneficial interests.

   In any such instance, an owner of a beneficial interest in a global security will be entitled to physical delivery in definitive form of debt securities of the series represented by the global security equal in principal amount to the owner's beneficial interest and to have the debt securities registered in its name, if the debt securities of the series are issuable as registered securities. Debt securities of a series issued in definitive form will be issued

   . as registered securities in denominations, unless otherwise specified by BANK ONE, of $1,000 and multiples of $1,000 if the debt securities of the series are issuable as registered securities,

   . as bearer securities in the denomination, unless otherwise specified by BANK ONE, of $5,000 if the debt securities of the series are issuable as bearer securities or

   . as either registered or bearer securities, if the debt securities of the series are issuable in either form.

Certain restrictions may apply, however, on the issuance of a bearer security in definitive form in exchange for an interest in a global security.

Payment and Paying Agents

   Payment of principal of, any premium and any interest on registered securities will be made at the office of the paying agent or paying agents designated by BANK ONE from time to time. In addition, at the option of BANK ONE, payment of any interest may be made

   . by check mailed to the person entitled to payment as that person's address appears in the applicable note register or

   . by wire transfer to an account maintained by the person entitled to payment as specified in the applicable note register.

   Payment of any installment of interest on registered securities will be made to the person in whose name the debt security is registered at the close of business on the regular record date for the payment.

   Payment of principal of, any premium and any interest on bearer securities will be payable, subject to any applicable laws and regulations, at the offices of the paying agents outside the United States designated by BANK ONE from time to time. The payment will be made, at the option of the holder, by check or by transfer to an account maintained by the payee with a bank located outside the United States.

   Payment of interest on bearer securities will be made only against surrender of the coupon relating to the interest payment date. No payment on any bearer security will be made at any office or agency of BANK ONE in the United States or by check mailed to any address in the United States or by transfer to an account maintained with a bank located in the United States.

Consolidation, Merger or Sale of Assets

   Each Indenture provides that BANK ONE may, without the consent of the holders of any of the debt securities outstanding under the applicable Indenture, consolidate with, merge into or transfer assets substantially as an entirety to any person, provided that

   . any successor assumes BANK ONE's obligations on the applicable debt securities and under the applicable Indenture,

   . after giving effect to the merger, consolidation or transfer, no Event of Default (as defined in the Senior Indenture) in the case of the senior securities, or Default (as defined in the Subordinated Indenture) in the case of the subordinated securities, will have happened and be continuing and

   . certain other conditions under the applicable Indenture are met.

   Any consolidation, merger or transfer of assets substantially as an entirety, which meets the conditions described above, would not create any Event of Default or Default which would entitle holders of the debt securities, or the Trustee on their behalf, to take any of the actions described below under "Senior Securities--Events of Default, Waivers, etc." or "Subordinated Securities--Events of Default, Waivers, etc."

Leveraged and Other Transactions

   Each Indenture and the debt securities do not contain provisions which would protect holders of the debt securities in the event of a highly leveraged or other transaction involving BANK ONE which could adversely affect the holders of debt securities.

Modification of the Indenture; Waiver of Covenants

   Each Indenture provides that, with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding debt securities of each affected series, modifications and alterations of the Indenture may be made which affect the rights of the holders of such debt securities. However, no such modification or alteration may be made without the consent of the holder of each debt security so affected which would, among other things, (1) modify the terms of payment of principal, any premium, or interest on the debt securities or (2) reduce the percentage in principal amount of outstanding debt securities required to modify or alter the Indenture.

Regarding Chase

   Chase is the Trustee under both the Senior Indenture and the Subordinated Indenture. Chase serves as trustee for certain subordinated debt securities issued by BANK ONE under indentures originally dated as of July 1, 1986, July 15, 1992, April 30, 1993, May 17, 1995 and December 1, 1995. Chase also serves as the institutional or property trustee under declarations of trust for four statutory business trusts formed under the laws of the State of Delaware and sponsored by BANK ONE. In connection with those transactions, Chase also serves as the debt trustee under indentures originally dated as of November 15, 1996 and as of January 1, 1997, with respect to junior subordinated debentures of BANK ONE purchased by such trusts and is the also the guarantee trustee under each of nine guarantee agreements dated as of December 3, 1996, December 5, 1996, January 31, 1997,

September 20, 1999, August 8, 2000, August 30, 2000 (two guarantee agreements), January 30, 2001 and September 28, 2001 respectively, from BANK ONE to the applicable trust guaranteeing certain payments to such trust. Chase has a principal corporate trust office at 450 West 33rd Street, New York, New York 10001.

   Chase Manhattan Bank USA, National Association ("Chase Delaware"), an affiliate of Chase, serves as trustee for subordinated debt securities issued by BANK ONE under an indenture originally dated March 1, 1989. Chase Delaware also serves as the Delaware trustee for the nine Delaware business trusts described in the preceding paragraph.

   BANK ONE and its affiliates have normal banking relationships with Chase, Chase Delaware and their affiliates in the ordinary course of business.

                               SENIOR SECURITIES

   The senior securities will be direct, unsecured obligations of BANK ONE and will rank on a parity with all outstanding unsecured senior indebtedness of BANK ONE.

Events of Default, Waivers, Etc.

   An Event of Default with respect to senior securities of any series is defined in the Senior Indenture as

      (1) default in the payment of principal of or any premium on any of the outstanding senior securities of that series when due;

      (2) default in the payment of interest on any of the outstanding senior securities of that series when due and continuance of the default for 30 days;

      (3) default in the performance of any other covenant of BANK ONE in the Senior Indenture with respect to senior securities of the series and continuance of the default for 90 days after written notice;

      (4) certain events of bankruptcy, insolvency or reorganization of BANK ONE; and

      (5) any other event that may be specified in a prospectus supplement with respect to any series of senior securities.

   If an Event of Default with respect to any series of outstanding senior securities occurs and is continuing, either the applicable Trustee or the holders of not less than 25% in aggregate principal amount of the senior securities of such series outstanding may declare the principal amount (or if such senior securities are original issue discount securities, the portion of the principal amount as may be specified in the terms of that series) of all senior securities of that series to be immediately due and payable. The holders of a majority in aggregate principal amount of the senior securities of any series outstanding under the Senior Indenture may waive an Event of Default resulting in acceleration of such senior securities, but only if all Events of Default with respect to senior securities of the series have been remedied and all payments due, other than those due as a result of acceleration, have been made.

   If an Event of Default occurs and is continuing, the applicable Trustee may, in its discretion, proceed to protect the rights of the holders of all the senior securities of the affected series. The Trustee must proceed to protect those rights if requested in writing by holders of not less than a majority in aggregate principal amount of the senior securities of any series outstanding under the Senior Indenture and if it is given reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with the request and subject to certain other conditions described in the

Senior Indenture. Prior to acceleration of maturity of the senior securities of any series, the holders of a majority in aggregate principal amount of those senior securities may waive any past default under the Senior Indenture except a default in the payment of principal of, any premium or interest on the securities.

   The Senior Indenture provides that upon the occurrence of an Event of Default specified in clauses (1) or (2) of the first paragraph under "--Events of Defaults, Waivers, etc.," BANK ONE will, upon demand of the applicable Trustee, pay to it, for the benefit of the holder of any affected senior security, the whole amount then due and payable on the senior securities for principal, any premium and interest. The Senior Indenture also provides that if BANK ONE fails to pay this amount promptly upon demand, the Trustee may, among other things, institute a judicial proceeding for the collection of the amount due.

   The Senior Indenture also provides that despite any other provision of the Senior Indenture, the holder of a senior security of any series will have the right to institute suit for the enforcement of any payment of principal of, any premium and interest on the senior security when due. This right may not be impaired without the consent of each holder.

   BANK ONE is required to file annually with the applicable Trustee a written statement of officers as to the existence or non-existence of defaults under the Senior Indenture or the senior securities.

                            SUBORDINATED SECURITIES

   The subordinated securities will be direct, unsecured obligations of BANK ONE and, unless otherwise specified in the prospectus supplement relating to a particular series of subordinated securities, will be subject to the subordination provisions described below.

Subordination

   BANK ONE intends that the subordinated securities be treated as capital for calculation of regulatory capital ratios. The Federal Reserve has issued interpretations of its capital regulations indicating that subordinated debt of bank holding companies issued on or after September 4, 1992 is includable in capital for calculation of regulatory capital ratios only if the subordination of the debt meets certain criteria and if the debt may be accelerated only for bankruptcy, insolvency and similar matters. The Subordinated Indenture contains subordination and acceleration provisions for the subordinated securities which are intended to be consistent with these interpretations. Subordinated debt of BANK ONE, including any of its predecessor corporations, issued after September 4, 1992, which meet the subordination interpretations of the Federal Reserve are referred to in this prospectus supplement as "new subordinated securities." Subordinated securities offered by this prospectus will constitute new subordinated securities.

   . Upon any distribution of assets of BANK ONE due to any dissolution, winding up, liquidation or reorganization of BANK ONE, the payment of the principal of, any premium and interest on the subordinated securities is to be subordinated in right of payment, to the extent provided in the Subordinated Indenture, to the prior payment in full of all senior indebtedness of BANK ONE.

   . In certain events of bankruptcy or insolvency of BANK ONE, the payment of the principal of, any premium and interest on the subordinated securities will, to the extent provided in the Subordinated Indenture, also be effectively subordinated in right of payment to the prior payment in full of all general obligations of BANK ONE.

   . Upon any distribution of assets due to any dissolution, winding up, liquidation or reorganization of BANK ONE, the holders of senior indebtedness will first be entitled to receive payment in full of all amounts due or to become due before the holders of the subordinated securities will be entitled to receive any payment in respect of the principal of, any premium or interest on the subordinated securities.

   . If after any such payment or distribution of assets to the holders of senior indebtedness there remain any excess proceeds such as cash, property or securities available for payment or distribution to the subordinated securities and if, at such time, any creditors in respect of general obligations have not received payment in full of all amounts due or to become due on or in respect of such general obligations, then these excess proceeds will first be applied to pay or provide for the payment in full of the general obligations before any payment or distribution may be made to the new subordinated securities.

   . No payment may be made of the principal of, any premium or interest on the subordinated securities, or in respect of any redemption, retirement, purchase or other acquisition of any of the subordinated securities, at any time when

     (1) there is a default in the payment of the principal of, any premium or interest on or otherwise in respect of any senior indebtedness or

     (2) any event of default with respect to any senior indebtedness has occurred and is continuing, or would occur as a result of such payment on the subordinated securities or any redemption, retirement, purchase or other acquisition of any of the subordinated securities, permitting the holders of the senior indebtedness to accelerate the maturity of the senior indebtedness.

   . Due to the subordination provisions of the subordinated securities, in the event of a distribution of assets upon any dissolution, winding up, liquidation or reorganization, certain creditors of BANK ONE who are not holders of senior indebtedness or of the subordinated securities may recover less, ratably, than holders of senior indebtedness and may recover more, ratably, than holders of the subordinated securities.

   . Due to the subordination of payments and distributions on the new subordinated securities to creditors in respect of general obligations, in the event of a distribution of assets upon any dissolution, winding up, liquidation or reorganization, holders of subordinated securities issued prior to September 4, 1992 may recover less, ratably, than creditors in respect of general obligations and may recover more, ratably, than the holders of new subordinated securities.

   . Subject to payment in full of all senior indebtedness, the holders of subordinated securities will be subrogated to the rights of the holders of senior indebtedness to receive payments or distributions of cash, property or securities of BANK ONE applicable to senior indebtedness. This means that the holders of the subordinated securities will be entitled to the payments of any amounts that a holder of senior indebtedness receives to the extent that the holder of the senior indebtedness receives or has already received full payment of the senior indebtedness.

   . Subject to payment in full of all general obligations, the holders of the new subordinated securities will be subrogated to the rights of the creditors in respect of general obligations to receive payments or distributions of cash, property or securities of BANK ONE applicable to such creditors in respect of general obligations.

   "Senior indebtedness" for purposes of the Subordinated Indenture generally is the principal of, any premium and interest on

   (1) all of BANK ONE's indebtedness for money borrowed, other than subordinated securities and junior subordinated securities, whether outstanding on the date of execution of the Subordinated Indenture or created, assumed or incurred afterward, except indebtedness that is by its terms expressly stated to be not superior in right of payment to the subordinated securities or to rank on a parity with the subordinated securities issued under the Subordinated Indenture; and

   (2) any deferrals, renewals or extensions of any such senior indebtedness.

   The term "indebtedness for money borrowed" includes, without limitation, any obligation of, or any obligation guaranteed by, BANK ONE for the repayment of borrowed money, whether or not evidenced by bonds, debentures, notes or other written instruments, and any deferred obligation for the payment of the purchase price of property or assets. There is no limitation on the issuance of additional senior indebtedness of BANK ONE.

   The subordinated securities offered by this prospectus rank and will rank on a parity with the currently existing subordinated indebtedness of BANK ONE, subject to the obligations of the holders of subordinated securities (and, generally, holders of other new subordinated securities) to pay over to creditors in respect of general obligations any proceeds remaining after payments and distributions to holders of senior indebtedness. In the event of a distribution of assets of BANK ONE upon any dissolution, winding up, liquidation or reorganization, the holders of the new subordinated securities, including holders of the subordinated securities offered by this prospectus, may receive less, ratably, than holders of subordinated securities issued prior to September 4, 1992.

   The subordinated securities rank and will rank senior to junior subordinated indebtedness of BANK ONE.

   "General obligations" means all obligations of BANK ONE to make payment on account of claims in respect of derivative products such as interest and foreign exchange rate contracts, commodity contracts and similar arrangements, other than

      (1) obligations on account of senior indebtedness,

      (2) obligations on account of indebtedness for money borrowed ranking on a parity with or subordinate to the subordinated securities and

      (3) obligations which by their terms are expressly stated not to be superior in right of payment to the subordinated securities or to rank on parity with the subordinated securities.

   In the event that any rule, guideline or interpretation promulgated or issued by the Federal Reserve, or other competent regulatory agency or authority, specifies criteria for the inclusion in regulatory capital of subordinated debt of a bank holding company requiring that subordinated debt be subordinated to obligations to creditors in addition to those described above, then the term "general obligations" will also include such additional obligations to creditors. For purposes of this definition, "claim" has the meaning assigned in Section 101(4) of the Bankruptcy Code of 1978, as amended to the date of the Subordinated Indenture.

   "Junior subordinated indebtedness," with respect to the subordinated securities, means the principal of, any premium and interest on all of BANK ONE's indebtedness for money borrowed, but excluding trade accounts payable arising in the ordinary course of business, whether outstanding on the date of execution of the Subordinated Indenture or created, assumed or incurred afterward and any deferrals, renewals or extensions of such debt, provided such debt

      (1) is by its terms subordinated to the subordinated securities,

      (2) is between or among BANK ONE and certain affiliated financing entities, including all debt securities and guarantees in respect of those debt securities issued to certain financing entities or a trustee of a financing entity sponsored by BANK ONE,

      (3) is evidenced by securities issued under one of the indentures dated either as of November 15, 1996 or as of January 1, 1997, each between BANK ONE and The Chase Manhattan Bank, as trustee unless such securities are by their terms senior in right of payment to the securities issued previously under those indentures, or

      (4) is a guarantee of BANK ONE on a subordinated basis under certain guarantee agreements dated December 3, 1996, December 5, 1996, January 31, 1997, September 20, 1999, August 8, 2000, August 30, 2000 (two guarantee agreements), January 30, 2001, or September 28, 2001 relating to securities issued by certain financing entities affiliated with BANK ONE.

   The term "indebtedness for money borrowed" as used in the prior paragraph includes, without limitation, any obligation of, or any obligation guaranteed by, BANK ONE for the repayment of borrowed money, whether or not evidenced by bonds, debentures, notes or other written instruments, and any deferred obligation for the payment of the purchase price of property or assets.

   As of June 30, 2001, the aggregate amount of senior indebtedness and general obligations of BANK ONE was approximately $16.6 billion. As of June 30, 2001, $6.6 billion aggregate principal amount of existing subordinated securities of BANK ONE would rank on a parity with the subordinated securities offered by this prospectus.

Limited Rights of Acceleration

   Payment of principal of the subordinated securities may be accelerated only in case of the bankruptcy, insolvency or reorganization of BANK ONE. There is no right of acceleration in the case of a default in the payment of principal of, any premium or interest on the subordinated securities or the performance of any other covenant of BANK ONE in the Subordinated Indenture. Payment of principal of certain subordinated securities issued by BANK ONE prior to September 4, 1992, may also be accelerated in the case of the bankruptcy, insolvency or receivership of Bank One, National Association (Chicago, Illinois), or Bank One, Michigan.

Events of Default, Defaults, Waivers, Etc.

   An Event of Default with respect to subordinated securities of any series is defined in the Subordinated Indenture as certain events involving the bankruptcy, insolvency or reorganization of BANK ONE and any other Event of Default provided with respect to subordinated securities of that series. A "Default" with respect to subordinated securities of any series is defined in the Subordinated Indenture as

      (1) an Event of Default with respect to the series;

      (2) default in the payment of the principal of or any premium on any subordinated security of the series when due;

      (3) default in the payment of interest upon any subordinated security of the series when due and the continuance of the default for a period of 30 days;

      (4) default in the performance of any other covenant or agreement of BANK ONE in the Subordinated Indenture with respect to subordinated securities of the series and continuance of the default for 90 days after written notice; or

      (5) any other Default provided with respect to subordinated securities of the series.

   If an Event of Default with respect to any series of outstanding subordinated securities occurs and is continuing, either the applicable Trustee or the holders of not less than 25% in aggregate principal amount of the subordinated securities of the series may declare the principal amount, or if such subordinated securities are original issue discount securities, the portion of the principal amount specified in the terms of that series, of all subordinated securities of that series to be immediately due and payable. The holders of a majority in aggregate principal amount of the subordinated securities of any series outstanding under the Subordinated Indenture may waive an Event of Default resulting in acceleration of those subordinated securities, but only if all Defaults have been remedied and all payments due, other than those due as a result of acceleration, have been made.

   If a Default occurs and is continuing, the Trustee may in its discretion proceed to protect the rights of the holders of the subordinated securities of an affected series. The Trustee must proceed to protect those rights if requested in writing by holders of not less than a majority in aggregate principal amount of the subordinated securities of any series outstanding under the Subordinated Indenture and if it is given reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with the request and subject to certain other conditions described in the Subordinated Indenture. Prior to acceleration of maturity of the subordinated securities of any outstanding series, the holders of a majority in aggregate principal amount of the subordinated securities may waive any past default under the Subordinated Indenture except a default in the payment of principal of, any premium or interest on the subordinated securities of the series.

   The Subordinated Indenture provides that in the event of a Default specified in clauses (2) or (3) of the definition in payment of principal of, any premium or interest on any subordinated security of any series, BANK ONE will, upon demand of the applicable Trustee, pay to it, for the benefit of the holder of that subordinated security, the whole amount then due and payable on that subordinated security for principal, any premium and interest. The Subordinated Indenture further provides that if BANK ONE fails to pay the amount promptly upon demand, the applicable Trustee may, among other things, institute a judicial proceeding for collection.

   The Subordinated Indenture also provides that despite any other provision of the Subordinated Indenture, the holder of any subordinated security of any series will have the right to institute suit for the enforcement of any payment of principal of, any premium and interest on a subordinated security on the respective stated maturities. This right may not be impaired without the consent of each holder.

   BANK ONE is required to file annually with the applicable Trustee a written statement of officers as to the existence or non-existence of defaults under the subordinated Indenture or the subordinated securities.

                         DESCRIPTION OF DEBT WARRANTS

   BANK ONE may issue warrants for the purchase of debt securities. Debt warrants may be issued independently or together with any securities offered by any prospectus supplement and may be attached to, or separate from, those securities. The debt warrants will be issued under warrant agreements between BANK ONE and a warrant agent named in the applicable prospectus supplement. The debt warrant agent will act solely as an agent of BANK ONE in connection with the debt warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of debt warrants.

   The following summaries of certain provisions of the form of debt warrant agreement and form of any certificate representing the debt warrants, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the debt warrant agreement and the debt warrant certificates, respectively, including the definitions contained in those documents. Any debt warrant agreement or debt warrant certificate will be filed as exhibits to, or incorporated by reference in, the registration statement of which this prospectus forms a part.

   If debt warrants are offered, the prospectus supplement will describe the terms of the debt warrants, the debt warrant agreement relating to the debt warrants and, if applicable, the debt warrant certificates, including the following:

   . the offering price;

   . the currency or currency unit in which the price for the debt warrants may be payable;

   . the designation, aggregate principal amount and terms of the debt securities purchasable upon exercise of the debt warrants;

   . the designation and terms of any securities with which the debt warrants are issued and the number of debt warrants issued with each security;

   . if the debt securities purchasable upon exercise of debt warrants are denominated in a currency or currency unit other than U.S. dollars, the denomination of the debt securities and the currency or currency units in which the principal of, any premium and interest on those debt securities will be payable;

   . the date on and after which the debt warrants and the related securities will be separately transferable;

   . the principal amount of debt securities purchasable upon exercise of a debt warrant and the price at which, and currency or currency units in which, the principal amount of debt securities may be purchased upon exercise;

   . the date on which the right to exercise the debt warrants will begin and the date on which the right will end;

   . a discussion of any federal income tax, accounting and other special considerations, procedures and limitations;

   . whether the debt warrants will be represented by certificates or issued in book-entry form; and

   . any other terms of the debt warrants, including terms, procedures and limitations relating to the exchange and exercise of the debt warrants.

                       DESCRIPTION OF CURRENCY WARRANTS

   BANK ONE may issue options, warrants or other rights relating to the exchange of certain currencies which, upon exercise at a permitted time or times in the future, entitle a holder to receive the cash settlement value of two designated currencies. Currency warrants may be issued independently or together with any securities offered by any prospectus supplement and may be attached to or separate from those securities. The currency warrants will be issued under warrant agreements between BANK ONE and a warrant agent named in the applicable prospectus supplement. The currency warrant agent will act solely as an agent of BANK ONE in connection with the currency warrants and will not assume any obligation or relationship of agency or trust for or with any holder or beneficial owners of currency warrants.

   The following summaries of certain provisions of the form of currency warrant agreement and the form of any certificate representing the currency warrants do not purport to be complete and are subject to and are qualified in their entirety by reference to all the provisions of the currency warrant agreement and the currency warrant certificates, respectively, including the definitions contained in those documents. Any currency warrant agreement or currency warrant certificate, will be filed as an exhibit to, or incorporated by reference in, the registration statement of which this prospectus forms a part.

   The currency warrants will not require, or entitle, any holder to sell any foreign currency to BANK ONE. BANK ONE will make only a U.S. dollar cash settlement upon exercise of a currency warrant and will not be obligated to purchase or take delivery of any foreign currency from any holder of a currency warrant.

   The "cash settlement value" of an exercised currency warrant will be an amount stated in U.S. dollars which is the greater of (1) zero and (2) an amount equal to (a) the nominal amount of the currency warrant, minus (b) an amount equal to the nominal amount of the currency warrant times a fraction, the numerator of which is the strike price of the currency warrant and the denominator of which is the spot rate of the currency warrant on the exercise date.

   . The "nominal amount" of a currency warrant refers to the principal amount, expressed in U.S. dollars, of a base currency which is to be compared to another second currency upon exercise of the currency warrant. Generally, the base currency will be U.S. dollars.

   . The "strike price" is the designated rate of exchange of the base currency for the second currency which BANK ONE will specify in the prospectus supplement relating to the currency warrants.

   . The "spot rate" refers to the floating rate of exchange of the base currency for the second currency on any given date, as quoted by a reference bank or banks or other institution at a designated time of day. The applicable prospectus supplement will specify the source of this quotation.

   . The "exercise date" refers to the effective date on which the holder of a currency warrant exercises the currency warrant.

   If currency warrants are offered, the prospectus supplement will describe the terms of the currency warrants, the currency warrant agreement relating to the currency warrants and any currency warrant certificates, including the following:

   . the aggregate number of currency warrants;

   . the nominal amount of each currency warrant;

   . the price of the currency warrants;

   . the base currency and the second currency;

   . the strike price for the currency warrants;

   . the reference bank or banks or other institution and time of day to be used to determine the spot rate;

   . the date on which the right to exercise the currency warrants will begin and the date on which the right will end;

   . the minimum or maximum amount of currency warrants which may be exercised at any one time;

   . the place or places at which payment of the cash settlement value is to be made by BANK ONE;

   . whether the currency warrants will be represented by certificates or issued in book-entry form;

   . the method by which the currency warrants are to be exercised;

   . the federal income tax consequences and other special considerations, procedures and limitations applicable to the currency warrants; and

   . any other terms of the currency warrants, including risk factors specifically relating to the base currency or second currency and currency warrants relating to these currencies.

                      DESCRIPTION OF STOCK-INDEX WARRANTS

   BANK ONE may issue options, warrants or other rights which, upon exercise at a permitted time or times in the future, entitle a holder to receive an amount of cash determined by reference to increases and/or decreases in the level of a specified stock index. These stock-index warrants may be issued independently or together with other securities offered by any prospectus supplement and may be attached to or separate from these other securities. The stock-index warrants will be issued under one or more warrant agreements between BANK ONE and a bank or trust company, as stock-index warrant agent, named in the applicable prospectus supplement. The stock-index warrant agent will act solely as an agent of BANK ONE in connection with the stock-index warrants and will not assume any obligation or relationship of agency or trust for or with any holder or beneficial owners of stock-index warrants.

   The following summaries of certain provisions of the form of stock-index warrant agreement and form of any certificate representing the stock-index warrant do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the stock-index warrant agreement and the stock-index warrant certificates, respectively, including the definitions contained in those documents. Any stock-index warrant or stock-index warrant certificate, will be filed as an exhibit to, or incorporated by reference in, the registration statement of which this prospectus forms a part.

   BANK ONE may issue stock-index warrants either in the form of stock-index put warrants or stock-index call warrants.

   . Stock-index put warrants entitle the holders to receive from BANK ONE the stock-index cash settlement value, determined at the time of exercise of the warrant, by reference to the amount, if any, by which the stock-index exercise price exceeds the closing value of the stock-index on the valuation date.

   . Stock-index call warrants entitle the holders to receive from BANK ONE the stock-index cash settlement value, determined at the time of exercise of the warrant, by reference to the amount, if any, by which the closing value of the index on the valuation date exceeds the stock-index exercise price.

   The prospectus supplement for the stock-index warrants will describe the formula to determine the stock-index cash settlement value.

   A stock-index warrant will be settled only in cash and, accordingly, will not require or entitle a holder to sell, deliver, purchase or take delivery of any shares of any underlying stock or any other securities. The holders will not be entitled to any of the rights of the holders of any underlying stock.

   If stock-index warrants are offered, the prospectus supplement will describe the terms of the stock-index warrants, the stock-index warrant agreement relating to the stock-index warrants and any stock-index warrant certificates, including the following:

   . whether the stock-index warrants are stock-index put warrants, stock-index call warrants or both;

   . the aggregate number of stock-index warrants offered;

   . the offering price;

   . the stock index for the stock-index warrants, which may be based on one or more U.S. or foreign stocks or a combination and may be a preexisting U.S. or foreign stock index compiled and published by a third party or an index based on one or more underlying stock or stocks selected by BANK ONE solely in connection with the issuance of the stock-index warrants, and certain information regarding such stock index and the underlying stock or stocks;

   . the date on which the right to exercise the stock-index warrants begins and the date on which the right ends;

   . the procedures and conditions relating to exercise;

   . any circumstances which will cause the stock-index warrants to be deemed to be automatically exercised;

   . any minimum number of stock-index warrants to be exercised at any one time other than upon automatic exercise and any other restrictions on exercise;

   . any maximum number of the stock-index warrants that may, subject to BANK
     ONE's election, be exercised by all owners (or by any person or entity) on any day;

   . the method of providing for a substitute index or otherwise determining the amount payable in connection with the exercise of the stock-index warrants if the stock index changes or ceases to be made available by its publisher;

   . any national securities exchange on which the stock-index warrants will be listed;

   . whether the stock-index warrants will be issued in certificated or book-entry form;

   . the place or places at which payment of the stock-index cash settlement value is to be made by BANK ONE;

   . information with respect to any book-entry procedures;

   . the plan of distribution of the stock-index warrants;

   . the identity of the stock-index warrant agent;

   . any provisions permitting a holder of a stock-index warrant to condition a stock-index exercise notice on the absence of certain specified changes in the index value after the stock-index warrant exercise date; and

   . any other terms of the stock-index warrants, including risk factors specifically relating to fluctuations in the applicable stock index and possible illiquidity in the secondary market.

   Prospective purchasers of stock-index warrants should be aware that special U.S. federal income tax, accounting and other considerations may be applicable to stock-index warrants. The prospectus supplement relating to any issue of stock-index warrants will describe those considerations.

                         DESCRIPTION OF OTHER WARRANTS

   BANK ONE may issue other options, warrants or rights, if permitted under applicable law, to buy or sell any of the following exercise items:

   . debt securities of, or guaranteed by, the United States,

   . a commodity or a unit of a commodity index, or

   . some other item or unit of an index, other than indices covered by stock-index warrants.

   Owners of these warrants will be entitled to receive from BANK ONE the cash settlement value in U.S. dollars of the right to buy or sell the applicable exercise items. An owner of these warrants will receive a cash payment upon exercise only if the warrants have a warrant cash settlement value in excess of zero at that time.

   These warrants may be issued independently or together with other securities offered by any prospectus supplement and may be attached to or separate from such other securities. The warrants are to be issued under one or more warrant agreements between BANK ONE and a bank or trust company as warrant agent named in the applicable prospectus supplement. The warrant agent will act solely as an agent of BANK ONE in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holder or beneficial owners of the warrants.

   The following summaries of certain provisions of the form of warrant agreement and form of any certificate representing the warrants do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the warrant agreement and the warrant certificates, respectively, including the definitions contained in these documents. Any warrant agreement or warrant certificate will be filed as an exhibit to, or incorporated by reference in, the registration statement of which this prospectus forms a part.

   Unless otherwise indicated in the prospectus supplement, a warrant will be settled only in cash, in U.S. dollars, and accordingly, will not require or entitle an owner to sell, deliver, purchase or take delivery of any exercise items.

   If these warrants are offered, the applicable prospectus supplement will describe the terms of these warrants, including, where applicable, the following:

   . the title and aggregate number of the warrants;

   . the offering price;

   . the exercise items that the warrants represent the right to buy or sell;

   . the procedures and conditions relating to exercise;

   . the date on which the right to exercise the warrants will begin and the date the right will end;

   . the method of determining the warrant cash settlement value;

   . whether the warrants will be issued in certificated or book-entry form;

   . whether the warrants will be listed on a national securities exchange;

   . information with respect to any book-entry procedures;

   . the identity of the warrant agent; and

   . any other terms of the warrants, including risk factors relating to significant fluctuations in the market for the applicable exercise item, the potential illiquidity of the secondary market and the risk that the warrants may expire worthless.

   Prospective purchasers of these warrants should be aware that special U.S. federal income tax, accounting and other considerations may be applicable to these warrants. The prospectus supplement relating to any issue of these warrants will describe these considerations.

                        DESCRIPTION OF PREFERRED STOCK

   The following description of the terms of the preferred stock describes certain general terms and provisions of the preferred stock to which any prospectus supplement may relate. Certain other terms of any series of preferred stock offered by any prospectus supplement will be specified in the applicable prospectus supplement. The terms of any series of preferred stock may differ from the terms described below. The following description of the terms of the preferred stock does not purport to be complete and is subject to and qualified in its entirety by reference to the certificate of designation relating to the applicable series of preferred stock. This certificate of designation will be filed as an exhibit to, or incorporated by reference in, the registration statement of which this prospectus forms a part.

General

   Under BANK ONE's Restated Certificate of Incorporation, the Board of Directors of BANK ONE has the authority, without further stockholder action, to issue from time to time a maximum of 50,000,000 shares of preferred stock, $0.01 par value, in one or more series. These shares may be issued for such consideration as may be fixed from time to time by the Board of Directors of BANK ONE. The Board of Directors is also authorized to set the following terms of a series of preferred stock before issuance:

   . the designation of the series;

   . the number of shares to comprise the series;

   . the dividend rate or rates payable with respect to the shares of the series;

   . any redemption price or prices and the terms and conditions of the redemption;

   . any voting rights;

   . any sinking fund provisions for the redemption or purchase of the shares of the series;

   . any terms and conditions upon which the shares are convertible; and

   . any other relative rights, preferences and limitations pertaining to such series.

   As of June 30, 2001, BANK ONE had issued and outstanding 1,191,000 shares of Preferred Stock with Cumulative and Adjustable Dividends, Series B ($100 stated value) and 713,800 shares of Preferred Stock with Cumulative and Adjustable Dividends, Series C ($100 stated value).

   BANK ONE may, at its option, elect to offer depositary shares each representing a fraction of a share of a particular series of preferred stock instead of offering full shares of a series of preferred stock.

   Under interpretations adopted by the Federal Reserve, if the holders of preferred stock of any series become entitled to vote for the election of directors because dividends on such series are in arrears as described under "Voting Rights" below, such series may then be deemed a "class of voting securities" and a holder of 25% or more of such series, or a holder of 5% or more if it otherwise exercises a "controlling influence" over BANK ONE, may then be subject to regulation as a bank holding company in accordance with the Bank Holding Company Act of 1956. In addition, at the time a series is deemed a class of voting securities, any other bank holding company may be required to obtain the prior approval of the Federal Reserve Board to acquire 5% or more of the series, and any person other than a bank holding company may be required to obtain the prior approval of the Federal Reserve Board to acquire 10% or more of the series.

   The preferred stock will have the dividend, liquidation, redemption, voting and conversion rights described below. Reference is made to the applicable prospectus supplement relating to the particular series of preferred stock for specific terms, including:

   . the designation, stated value and liquidation preference of the preferred stock and the number of shares offered;

   . the initial public offering price at which the shares will be issued;

   . the dividend rate or rates, or method of calculation, the dividend periods, the date on which dividends will be payable and whether the dividends will be cumulative or noncumulative and, if cumulative, the dates from which dividends will begin to cumulate;

   . any redemption or sinking fund provisions;

   . any conversion provisions;

   . whether BANK ONE has elected to offer depositary shares as described below under "Description of Depositary Shares"; and

   . any additional dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions.

   The preferred stock will, when issued, be fully paid and nonassessable. The shares of each series of preferred stock will rank on a parity in all respects with BANK ONE's existing preferred stock, described below, and any other series of preferred stock of BANK ONE which is outstanding at the time. The preferred stock will have no preemptive rights to subscribe for any additional securities which may be issued by BANK ONE. First Chicago Trust Division of EquiServe Limited Partnership, or an affiliate, will be the transfer agent and registrar for the preferred stock.

   Because BANK ONE is a holding company, its rights and the rights of holders of its securities, including the holders of preferred stock, to participate in the assets of any BANK ONE subsidiary upon the latter's liquidation or recapitalization will be subject to the prior claims of such subsidiary's creditors and preferred stockholders, except to the extent BANK ONE may itself be a creditor with recognized claims against such subsidiary or a holder of preferred shares of such subsidiary.

Dividends

   As described in the applicable prospectus supplement, the holders of the preferred stock will be entitled to receive dividends on such preferred stock when and if declared by the Board of Directors of BANK ONE. These dividends will be paid only out of funds legally available for such payment. The dividends will be payable at such rates and on such dates as described in the applicable prospectus supplement. The dividend rates may be fixed or variable or both. If variable, the formula used for determining the dividend rate for each dividend period will be specified in the applicable prospectus supplement.

   Dividends will be payable to the holders of record as they appear on the stock books of BANK ONE, or, if applicable, the records of the depositary referred to below under "Description of Depositary Shares," on the record dates fixed by the Board of Directors of BANK ONE. Dividends may be paid in the form of cash, preferred stock, of the same or a different series, or common stock of BANK ONE, in each case as specified in the applicable prospectus supplement.

   Dividends on any series of preferred stock may be cumulative or noncumulative, as specified in the applicable prospectus supplement. If the Board of Directors of BANK ONE fails to declare a dividend payable on a dividend payment date on any preferred stock for which dividends are noncumulative, then the holders of that preferred stock will have no right to receive a dividend in respect of the dividend period relating to that dividend payment date. In such case, BANK ONE will have no obligation to pay the dividend accrued for that period, whether or not dividends on the preferred stock are declared or paid on any future dividend payment dates.

   BANK ONE will not declare or pay or set apart for payment any dividends on any series of its preferred shares ranking, as to dividends, on a parity with or junior to the outstanding preferred stock of any other series unless:

   . if the other outstanding series of preferred stock is cumulative, full cumulative dividends have been, or contemporaneously are, declared and paid or declared and a sum sufficient for the payment set apart for payment on that series of preferred stock for all dividend periods terminating on or prior to the date of payment of any dividends on the series of preferred shares, or

   . if the other series of preferred stock is noncumulative preferred stock, full dividends for the then-current dividend period on such preferred stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment set apart for payment.

   When dividends are not paid in full upon preferred stock of any series and any other shares of preferred stock of BANK ONE ranking on a parity as to dividends with such preferred stock, all dividends declared upon the preferred stock and any other preferred shares ranking on a parity will be declared pro rata so that the amount of dividends declared per share on the preferred stock and the other shares will in all cases bear to each other the same ratio that the accrued dividends per share on the preferred stock (which will not, if such preferred stock is noncumulative, include any accumulation for unpaid dividends for prior dividend periods) and the other preferred shares bear to each other.

   Except as described in the preceding paragraph, unless full dividends on the outstanding cumulative preferred stock of any series have been paid for all past dividend periods and full dividends for the then-current dividend period on the outstanding noncumulative preferred stock of any series have been declared and paid or declared and a sum sufficient for the payment set apart for payment:

   . no dividends (other than in common stock of BANK ONE or other shares of BANK ONE ranking junior to the preferred stock as to dividends and upon liquidation) will be declared or paid or set aside for payment nor any other distribution will be made on the common stock of BANK ONE or on any other shares of BANK ONE ranking junior to or on a parity with the preferred stock as to dividends or upon liquidation, and

   . no common stock or any other shares of BANK ONE ranking junior to or on a parity with the preferred stock as to dividends or upon liquidation will be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid or made available for a sinking fund for the redemption of any such shares) by BANK ONE or any subsidiary of BANK ONE except by conversion into or exchange for shares of BANK ONE ranking junior to such preferred stock as to dividends and upon liquidation.

Redemption

   A series of the preferred stock may be redeemable, in whole or in part, at the option of BANK ONE. A series of preferred stock also may be subject to mandatory redemption pursuant to a sinking fund or otherwise. If a series of preferred stock is subject to either an optional or mandatory redemption, the terms, the times for redemption and the redemption prices will be specified in the applicable prospectus supplement. Preferred stock redeemed by BANK ONE will be restored to the status of authorized but unissued preferred shares.

   The prospectus supplement relating to a series of preferred stock that is subject to mandatory redemption will specify the number of shares that will be redeemed by BANK ONE in each year, the timing of redemption and the redemption price per share. Generally, the redemption payment will include an amount equal to all accrued and unpaid dividends on the preferred stock (which will not, if such preferred stock is noncumulative, include any accumulation for unpaid dividends for prior dividend periods) to the date of redemption. The redemption price may be payable in cash or other property as specified in the applicable prospectus supplement.

   The redemption price for preferred stock of any series may be payable only from the net proceeds of an issuance of capital stock of BANK ONE. The terms of this type of preferred stock may provide that if no capital stock is issued or the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price, then the preferred stock will automatically and mandatorily be converted into shares of the applicable capital stock of BANK ONE. Any conversion provisions will be specified in the applicable prospectus supplement.

   If fewer than all the outstanding shares of preferred stock of any series are to be redeemed, the number of shares to be redeemed will be determined in a manner determined by the Board of Directors of BANK ONE. Shares will be redeemed pro rata from the holders of record in proportion to the number of shares held by the holders (with adjustments to avoid redemption of fractional shares) or by lot or by any other method determined by the Board of Directors of BANK ONE.

   If any dividends, including any accumulation on cumulative preferred stock, of any series are in arrears, no preferred stock of that series will be redeemed unless all outstanding preferred stock of the series is simultaneously redeemed. Additionally, BANK ONE will not purchase or otherwise acquire any preferred stock of the series. The foregoing, however, will not prevent the purchase or acquisition of preferred stock of the series pursuant to a purchase or exchange offer, provided the offer is made on the same terms to all holders of the preferred stock of that series.

   Notice of redemption will be given to each record holder of preferred stock to be redeemed, not less than 30 nor more than 60 days prior to the date fixed for redemption. The notice will be mailed to the respective addresses of the holders appearing on the stock books of BANK ONE. Each notice will state:

   (1) the redemption date;

   (2) the number of shares and series of the preferred stock to be redeemed;

   (3) the redemption price;

   (4) the place or places where certificates for the preferred stock are to be surrendered for payment of the redemption price;

   (5) that dividends on the shares to be redeemed will cease to accrue on such redemption date; and

   (6) the date upon which the any conversion rights as to such shares will terminate.

   If fewer than all the shares of preferred stock of any series held by any holder are to be redeemed, the notice mailed to the holder will also specify the number of shares of preferred stock to be redeemed from the holder.

   If notice of redemption of any shares of preferred stock has been given and BANK ONE provides money for the payment of the redemption price of the shares, from and after the redemption date, dividends on the shares will cease to accrue and the shares will no longer be deemed to be outstanding. In addition, all rights of the holders as shareholders of BANK ONE, except the right to receive the redemption price, will cease at such redemption date. Upon proper surrender of the preferred stock certificates in accordance with the redemption notices, the redemption price described above and in the applicable prospectus supplement will be paid out of the funds provided by BANK ONE. If fewer than all the shares represented by any certificate are redeemed, a new certificate will be issued representing the unredeemed shares without cost to the holder.

Conversion Rights

   The prospectus supplement relating to a series of the preferred stock that is convertible will state the terms on which shares of the series are convertible into BANK ONE's common stock or another series of preferred stock.

Rights Upon Liquidation

   In the event of any voluntary or involuntary liquidation, dissolution or winding up of BANK ONE, the holders of preferred stock will be entitled to receive liquidating distributions in the amount of the liquidation preference of the preferred stock plus accrued and unpaid dividends out of the assets of BANK ONE available for distribution to shareholders. This liquidating distribution will be made before any distribution of assets is made to holders of common stock or any other class or series of shares ranking junior to the preferred stock upon liquidation. If the preferred stock is noncumulative preferred stock, the liquidating distribution will not include any accumulation for unpaid dividends for prior dividend periods.

   If, upon any voluntary or involuntary liquidation, dissolution or winding up of BANK ONE, the amounts payable with respect to preferred stock of any series and any other shares of BANK ONE ranking as to any distribution on a parity with the preferred stock are not paid in full, the holders of the preferred stock and of the other shares will share ratably in any distribution of assets of BANK ONE in proportion to the full respective preferential amounts to which they are entitled. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of preferred stock of any series will not be entitled to any further participation in any distribution of assets by BANK ONE.

Voting Rights

   Except as indicated below or except as expressly required by applicable law, the holders of the preferred stock will not be entitled to vote. In the event BANK ONE issues full shares of any series of preferred stock, each share will be entitled to one vote on matters on which holders of the series of the preferred stock are entitled to vote. However, as more fully described under "Description of

Depositary Shares" below, if BANK ONE elects to issue depositary shares representing a fraction of a share of a series of preferred stock, each depositary share will, in effect, be entitled to a fraction of a vote, rather than a full vote, per depositary share. Since each full share of any series of preferred stock of BANK ONE will be entitled to one vote, the voting power of a series, on matters on which holders of that series and holders of other series of preferred stock are entitled to vote as a single class, will depend on the number of shares in the series, not the aggregate stated value, liquidation preference or initial offering price of the shares of such series of preferred stock.

   If the equivalent of six quarterly dividends payable on any series of preferred stock are in default, the number of directors of BANK ONE will be increased by two. The holders of all outstanding series of preferred stock, voting as a single class without regard to series, will be entitled to elect the additional two directors until all dividends in default have been paid or declared and set apart for payment.

   The affirmative vote or consent of the holders of at least 66 2/3 percent of the outstanding shares of preferred stock of any series, voting as a class, will be required for any amendment to BANK ONE's Restated Certificate of Incorporation, or any supplemental certificate, that will adversely affect the powers, preferences, privileges or rights of the preferred stock of the series.

   The affirmative vote or consent of the holders of at least 66 2/3 percent of the outstanding shares of preferred stock of any series and any other series of preferred shares of BANK ONE ranking on a parity with the preferred stock of the series as to dividends or upon liquidation, voting as a single class without regard to series, will be required to authorize, effect or validate:

      (1) the creation, authorization or issue of any shares of any class of stock of BANK ONE ranking prior to the preferred stock of the series as to dividends or upon liquidation, or

      (2) the reclassification of any authorized stock of BANK ONE into any prior shares, or

      (3) the creation, authorization or issue of any obligation or security convertible into or evidencing the right to purchase any prior shares.

   Subject to the affirmative vote or consent of the holders of the outstanding shares of preferred stock of any series, BANK ONE may, by resolution of its Board of Directors or as otherwise permitted by law, from time to time alter or change the preferences, rights or powers of the preferred stock of the series. The holders of the preferred stock of a series will not be entitled to participate in any vote if, at or prior to the time when any alteration or change is to take effect, provision is made for the redemption of all the outstanding preferred stock of the series. Nothing in this section requires a class vote or consent in connection with the authorization, designation, increase or issuance of any shares of any class or series, including additional preferred stock of any series that rank junior to, or on a parity with, the preferred stock of a series as to dividends and liquidation rights or in connection with the authorization, designation, increase or issuance of any bonds, mortgages, debentures or other obligations of BANK ONE.

                       DESCRIPTION OF DEPOSITARY SHARES

General

   BANK ONE may, at its option, elect to offer fractional shares of preferred stock rather than full shares of preferred stock. If this option is exercised, BANK ONE will issue receipts for depositary shares, each of which will represent a fraction of a share of the series of preferred stock as described in the applicable prospectus supplement.

   The shares of any series of preferred stock represented by depositary shares will be deposited under a deposit agreement between BANK ONE and a bank or trust company selected by

BANK ONE. This bank or trust company will have its principal office in the United States and have a combined capital and surplus of at least $50,000,000. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled to all the rights and preferences of the preferred stock, including dividend, voting, redemption, conversion and liquidation rights, in proportion to the applicable fraction of a share of preferred stock represented by the depositary share.

   The depositary shares will be represented by depositary receipts issued under the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock in accordance with the terms of the offering. Copies of the forms of deposit agreement and depositary receipt will be filed as exhibits to, or incorporated by reference in, the registration statement of which this prospectus is a part. The following summary is qualified in its entirety by reference to these exhibits.

   Unless the related depositary shares have previously been called for redemption, upon surrender of depositary receipts at the principal office of the preferred stock depositary, the owner of the depositary shares represented by the receipts is entitled to the number of whole shares of preferred stock and any money or other property represented by such depositary shares. Partial shares of preferred stock will not be issued. If the depositary receipts delivered by the holder entitle the holder to the delivery of any fraction of a share of preferred stock, the preferred stock depositary will deliver to the holder the whole shares of preferred stock which the holder is entitled to and a new depositary receipt representing the fractional share holding. After withdrawing shares of preferred stock, holders will not be entitled to deposit shares under the deposit agreement or to receive depositary shares for their shares of preferred stock. BANK ONE does not expect that there will be any public trading market for withdrawn shares of preferred stock.

Dividends and Other Distributions

   The preferred stock depositary will distribute all cash dividends or other cash distributions received on the preferred stock to the record holders of depositary shares relating to such preferred stock in proportion to the numbers of depositary shares owned by such holders. The preferred stock depositary will distribute only the amount, however, as can be distributed without attributing to any holder of depositary shares a fraction of one cent. Any balance not so distributed will be added to and treated as part of the next sum received by the preferred stock depositary for distribution to record holders of depositary shares.

   In the event of a distribution other than in cash, the preferred stock depositary will distribute property received by it to the record holders of depositary shares entitled to such distribution, unless the preferred stock depositary determines that it is not feasible to distribute the property. If the depositary determines that distribution is not feasible, the preferred stock depositary may, with the approval of BANK ONE, sell the property and distribute the net proceeds from the sale to holders.

Redemption of Depositary Shares

   If a series of preferred stock represented by depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the preferred stock depositary resulting from the redemption of the series of preferred stock held by the depositary. The preferred stock depositary will mail notice of redemption not less than 30 nor more than 60 days prior to the date fixed for redemption to the record holders of the depositary shares to be redeemed. The notice will be mailed to the holders' addresses appearing in the preferred stock depositary's books. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable on the series of preferred stock. Whenever BANK ONE redeems shares of preferred stock held by the preferred stock depositary, the depositary will redeem as of the same redemption date the number of depositary shares representing shares of preferred stock so redeemed. If less than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as determined by the preferred stock depositary.

   After the date fixed for redemption, the depositary shares called for redemption will no longer be deemed to be outstanding. On the redemption date, all rights of the holders of the depositary shares will cease, except the right to receive the moneys payable upon redemption and any money or other property to which the holders of depositary shares were entitled upon redemption upon surrender to the preferred stock depositary of the depositary receipts representing the depositary shares.

Voting the preferred stock

   Upon receipt of notice of any meeting at which the holders of the preferred stock are entitled to vote, the preferred stock depositary will mail the information contained in the notice to the record holders of the depositary shares relating to the preferred stock. Each record holder of depositary shares on the record date, which will be the same date as the record date for the preferred stock, will be entitled to instruct the preferred stock depositary as to the exercise of the voting rights pertaining to the amount of the preferred stock represented by the holder's depositary shares. The preferred stock depositary will endeavor, if practicable, to vote the amount of the preferred stock represented by depositary shares in accordance with the instructions it receives. BANK ONE will agree to take all action which may be deemed necessary by the preferred stock depositary in order to enable the preferred stock depositary to do so. The preferred stock depositary will abstain from voting shares of the preferred stock to the extent it does not receive specific instructions from the holders of depositary shares representing the preferred stock.

Taxation

   Owners of the depositary shares will be treated for federal income tax purposes as if they were owners of the series of preferred stock represented by these depositary shares. Accordingly, owners will be entitled to take into account for federal income tax purposes income and deductions to which they would be entitled if they were holders of the series of preferred stock. In addition,

   . no gain or loss will be recognized for federal income tax purposes upon the withdrawal of preferred stock in exchange for depositary shares as provided in the deposit agreement,

   . the tax basis of each share of preferred stock to an exchanging owner of depositary shares will, upon exchange, be the same as the aggregate tax basis of the depositary shares exchanged and

   . the holding period for shares of the preferred stock in the hands of an exchanging owner of depositary shares who held depositary shares as a capital asset at the time of the exchange for preferred stock will include the period during which the person owned the depositary shares.

Amendment and Termination of the Deposit Agreement

   The form of depositary receipt representing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between BANK ONE and the preferred stock depositary. However, any amendment which materially and adversely alters the rights of the holders of depositary shares will not be effective unless such amendment has been approved by the holders of at least a majority of the outstanding depositary shares. The deposit agreement may be terminated by BANK ONE or the preferred stock depositary only if (1) all outstanding depositary shares have been redeemed, or
(2) there has been a final distribution on the preferred stock in connection with any liquidation, dissolution or winding up of BANK ONE and the distribution has been distributed to the holders of depositary receipts.

Charges of Preferred Stock Depositary

   BANK ONE will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. BANK ONE will pay charges of the preferred stock depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and such other charges as are expressly provided in the deposit agreement to be for their accounts.

Miscellaneous

   The preferred stock depositary will forward to the holders of depositary shares all reports and communications from BANK ONE which are delivered to the preferred stock depositary and which BANK ONE is required to furnish to the holders of the preferred stock.

   Neither the preferred stock depositary nor BANK ONE will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the deposit agreement. The obligations of BANK ONE and the preferred stock depositary under the deposit agreement will be limited to performance in good faith of their duties under the agreement. They will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. They may rely upon written advice of counsel or accountants, or information provided by persons presenting preferred stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

Resignation and Removal of Preferred Stock Depositary

   The preferred stock depositary may resign at any time by delivering to BANK ONE notice of its election to do so. In addition, BANK ONE may at any time remove the preferred stock depositary. Any resignation or removal will take effect upon the appointment of a successor preferred stock depositary and the acceptance of the successor depositary of its appointment. A successor preferred stock depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

                    DESCRIPTION OF EXISTING PREFERRED STOCK

   The outstanding Series B preferred stock and Series C preferred stock of BANK ONE were issued as of October 2, 1998, as part of the merger of BANC ONE and First Chicago NBD in exchange for two similar series of preferred stock of First Chicago NBD then outstanding. The two series of preferred stock were originally issued by a predecessor corporation of First Chicago NBD in February 1983, and February 1984, respectively. The dividend rate on each series is adjusted quarterly, based on a formula that considers the interest rates for selected short- and long-term U.S. Treasury securities at the time the rate is set. The existing preferred stock ranks prior to BANK ONE's common stock, both as to dividends and upon liquidation, but has no general voting rights, except as described under "Description of Preferred Stock--Voting Rights." Each series of the preferred stock ranks on a parity with the other series of preferred stock with respect to dividends and liquidation rights.

   The Series B preferred stock is subject to a minimum annual dividend rate of 6 percent and maximum annual dividend rate of 12.00 percent. The annualized dividend rate for the quarterly period ended November 30, 2001, is 6.00 percent. Shares of this series are redeemable, at the option of

BANK ONE, at their stated value of $100 per share plus accrued and unpaid dividends. Shares of this series are not convertible into other securities of BANK ONE.

   The Series C preferred stock is subject to a minimum annual dividend rate of
6.50 percent and maximum annual dividend rate of 12.50 percent. The annualized dividend rate for the quarterly period ended November 30, 2001, is 6.50 percent. Shares of this series are redeemable, at the option of BANK ONE, at their stated value of $100 per share plus accrued and unpaid dividends. Shares of this series are not convertible into other securities of BANK ONE.

   The shares of the outstanding existing preferred stock are listed on the New York Stock Exchange. EquiServe Trust Company, N.A., or an affiliate, serves as transfer agent, registrar and dividend disbursing agent for shares of the existing preferred stock.

                    DESCRIPTION OF PREFERRED STOCK WARRANTS

   BANK ONE may issue warrants for the purchase of preferred stock. Preferred stock warrants may be issued independently or together with other securities offered by any prospectus supplement and may be attached to or separate from such other securities. Each series of preferred stock warrants will be issued under one or more warrant agreements between BANK ONE and a bank or trust company, as preferred stock warrant agent, named in the applicable prospectus supplement. The preferred stock warrant agent will act solely as an agent of BANK ONE in connection with the preferred stock warrants and will not assume any obligation or relationship of agency or trust for or with any holders of preferred stock warrant certificates or beneficial owners of preferred stock warrants.

   The following summaries of certain provisions of the form of preferred stock warrant agreement and form of any certificate representing the preferred stock warrants do not purport to be complete and are subject to and are qualified in their entirety by reference to all the provisions of the preferred stock warrant agreement and the preferred stock warrant certificates. Any preferred stock warrant agreement and certificate will be filed as an exhibit to, or incorporated by reference in, the registration statement of which this prospectus forms a part.

   If preferred stock warrants are offered, the applicable prospectus supplement will describe the terms of the preferred stock warrants, the preferred stock warrant agreement and any preferred stock warrant certificates, including the following, where applicable:

   . the offering price;

   . the designation, aggregate number and terms of the series of preferred stock purchasable upon exercise of the preferred stock warrants and minimum number of preferred stock warrants that are exercisable;

   . the designation and terms of any securities with which the preferred stock warrants are being offered and the number of preferred stock warrants being offered with each security;

   . any date on and after which preferred stock warrants and the related securities will be transferable separately;

   . the number and stated values of the series of preferred stock purchasable upon exercise of each preferred stock warrant and the price at which the number of shares of preferred stock of the series may be purchased upon exercise;

   . the date on which the right to exercise the preferred stock warrant will begin and the date on which the right will end;

   . whether the preferred stock warrants represented by the preferred stock warrant certificates will be issued in registered or bearer form;

   . information with respect to any book-entry procedures; and

   . any other terms of the preferred stock warrants for the purchase of shares of preferred stock.

   Preferred stock warrant certificates may be exchanged for new preferred stock warrant certificates of different denominations. If in registered form, they may also be presented for registration of transfer and may be exercised at the corporate trust office of the preferred stock warrant agent or any other office indicated in the applicable prospectus supplement. Prior to the exercise of any preferred stock warrant, a holder will have no rights of a holder of shares of the preferred stock purchasable upon exercise, including the right to receive payment of any dividends on the underlying preferred stock or the right to vote the underlying preferred stock.

   Prospective purchasers of preferred stock warrants should be aware that special U.S. federal income tax, accounting and other considerations may be applicable to preferred stock warrants. The prospectus supplement relating to any issue of preferred stock warrants will describe these considerations.

                     DESCRIPTION OF COMMON STOCK WARRANTS

   BANK ONE may issue warrants for the purchase of common stock. Common stock warrants may be issued independently or together with other securities offered by any prospectus supplement and may be attached to or separate from such securities. Each series of common stock warrants will be issued under one or more warrant agreements between BANK ONE and a bank or trust company, as common stock warrant agent, named in the applicable prospectus supplement. The common stock warrant agent will act solely as an agent of BANK ONE in connection with the common stock warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of common stock warrant.

   The following summaries of certain provisions of the form of common stock warrant agreement and any certificate representing common stock warrants do not purport to be complete and are subject to and are qualified in their entirety by reference to all the provisions of the common stock warrant agreement and the common stock warrant certificate. Any common stock warrant agreement and certificate will be filed as an exhibit to, or incorporated by reference in the registration statement which this prospectus forms a part of.

   If common stock warrants are offered, the related prospectus supplement will describe the terms of the common stock warrants, the common stock warrant agreement and, any common stock warrant certificates, including the following, where applicable:

   . the offering price;

   . the aggregate number of shares of common stock purchasable upon exercise of the common stock warrants and minimum number of common stock warrants that are exercisable;

   . the designation and terms of any securities offered with the common stock warrants and the number of common stock warrants being offered with each security;

   . any date on and after which the common stock warrants and the related securities will be transferable separately;

   . the number of shares of common stock purchasable upon exercise of each common stock warrant and the price at which the number of shares of common stock may be purchased upon the exercise;

   . the date on which the right to exercise the common stock warrants will begin and the date on which the right will end;

   . whether the common stock warrants represented by the common stock warrant certificates will be issued in registered or bearer form;

   . information with respect to any book-entry procedures; and

   . any other terms of the common stock warrants for the purchase of shares of common stock.

   Common stock warrant certificates may be exchanged for new common stock warrant certificates of different denominations. If in registered form, they may also be presented for registration of transfer and may be exercised at the corporate trust office of the common stock warrant agent or any other office indicated in the applicable prospectus supplement. Prior to the exercise of any common stock warrant, a holder will have no rights of a holder of shares of the common stock purchasable upon exercise, including the right to receive payments of any dividends on the common stock purchasable upon exercise or to exercise any applicable right to vote.

   Prospective purchasers of common stock warrants should be aware that special U.S. federal income tax, accounting and other considerations may be applicable to common stock warrants. The prospectus supplement relating to any issue of common stock warrants will describe these considerations.

                          DESCRIPTION OF COMMON STOCK

General

   BANK ONE is authorized to issue 4,000,000,000 shares of common stock, $0.01 par value per share. As of June 30, 2001, there were outstanding 1,181,382,000 shares of BANK ONE's common stock.

   Holders of BANK ONE's common stock are entitled to receive dividends when, as and if declared by the Board of Directors out of any funds legally available. So long as any shares of BANK ONE's preferred stock are outstanding, however, no dividends, other than dividends payable in common stock, or other distributions, including redemptions and purchases, may be made with respect to the common stock unless full cumulative dividends on BANK ONE's preferred stock have been made. Holders of BANK ONE's common stock are entitled upon the liquidation or winding up of BANK ONE, after claims of creditors and preferences of BANK ONE's preferred stock, to receive pro rata the net assets of BANK ONE.

   The holders of the common stock are entitled to one vote for each share held and are vested with all of the voting power, except as the Board of Directors of BANK ONE has provided with respect to the outstanding shares of BANK ONE's existing preferred stock or may provide, in the future, with respect to any other series of preferred stock which it may authorize after the date of this prospectus. Generally, holders of BANK ONE's Series B preferred stock and Series C preferred stock have no voting rights.

   The shares of common stock have non-cumulative voting rights, which means that the holders of more than 50% of the shares of common stock voting for the election of directors can elect 100% of the directors standing for election at any meeting if they choose to do so. The holders of the remaining shares voting for the election of directors will not be able to elect any person or persons to the Board of Directors of BANK ONE at that meeting.

   BANK ONE's Restated Certificate of Incorporation includes specific provisions with respect to mergers and other business combinations. In general, these provisions require that, in the case of a proposed merger or other business combination involving BANK ONE and an "interested stockholder" (as defined in the Restated Certificate of Incorporation), the holders of at least a majority of the voting power of all shares of voting stock held by persons who are not interested stockholders or persons affiliated with interested stockholders must approve this transaction, unless the business combination has been approved by a majority of directors not affiliated with the interested stockholder or unless certain conditions regarding minimum price and procedural protections are met with respect to each class of BANK ONE's then outstanding voting stock. The provisions of the Restated Certificate of Incorporation also require that the Board of Directors will not approve a proposal for a business combination or a tender offer until the Board of Directors has evaluated the proposal in light of its effect on the stockholders and employees of BANK ONE and the communities served by BANK ONE. These provisions of the Restated Certificate of Incorporation could be used to make a change in control of BANK ONE more difficult.

   The issued and outstanding shares of BANK ONE's common stock are fully paid and nonassessable. The holders of BANK ONE's common stock do not have any preemptive rights to subscribe for additional shares of capital stock of BANK ONE. The holders of common stock have no conversion rights. The common stock is not subject to redemption by either BANK ONE or a stockholder. There is no restriction on the purchase by BANK ONE of shares of common stock except for certain regulatory limits.

   BANK ONE's common stock is listed on the New York and Chicago Stock Exchanges. EquiServe Trust Company, N.A., or an affiliate, is the transfer agent, registrar and dividend disbursing agent for the common stock.

                             PLAN OF DISTRIBUTION

   The securities may be offered and sold from time to time in one or more transactions:

   . at a fixed price or prices, which may be changed from time to time,

   . at market prices prevailing at the time of sale,

   . at prices related to prevailing market prices or

   . at negotiated prices.

   Each prospectus supplement will describe the method of distribution of the securities offered by it.

   BANK ONE may sell securities

   . directly,

   . through agents designated from time to time,

   . through underwriting syndicates led by one or more managing underwriters or

   . through one or more underwriters acting alone.

   Each prospectus supplement will describe the terms of the securities, including the name or names of any underwriters or agents, the public offering or purchase price and the net proceeds to BANK ONE, any underwriting discounts and other items constituting underwriters' compensation, any discounts and commissions allowed or paid to dealers, any commissions allowed or paid to agents, and any securities exchange or exchanges on which such securities will be listed. Dealer trading may take place in certain of the securities, including securities not listed on any securities exchange.

   Securities may be purchased to be reoffered to the public through underwriting syndicates led by one or more managing underwriters, or through one or more underwriters acting alone. The underwriter or underwriters for each underwritten offering of securities will be named in the applicable prospectus supplement. If an underwriting syndicate is used, the managing underwriter or underwriters will be listed on the cover page of the prospectus supplement. Unless otherwise described in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain prior conditions and each of the underwriters with respect to a sale of securities will be obligated to purchase all of its securities if any are purchased. Any initial public offering price and any discounts or concession allowed or reallowed or paid to dealers may be changed from time to time.

   Securities may be offered and sold by BANK ONE through agents designated by BANK ONE from time to time. Any agent involved in the offer and sale of any securities will be named, and any commissions payable by BANK ONE to an agent will be described, in the applicable prospectus supplement. Any agent will be acting on a reasonable efforts basis for the period of its appointment.

   Offers to purchase securities may be solicited directly by BANK ONE and sales may be made by BANK ONE directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities. The terms of these sales will be described in the applicable prospectus supplement. BANK ONE may also issue contracts which require the counterparty to purchase securities. These contracts would be issued with securities in amounts, at prices and on terms described in a prospectus supplement.

   The anticipated place and time of delivery of securities will be described in the applicable prospectus supplement.

   If indicated in the applicable prospectus supplement, BANK ONE will authorize underwriters or agents to solicit offers by certain institutions to purchase securities from BANK ONE under delayed delivery contracts. These contracts provide for payment and delivery at a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by BANK ONE. Unless otherwise described in the applicable prospectus supplement, the obligations of any purchaser under any such contract will not be subject to any conditions except that (1) the purchase of the securities will not at the time of delivery be prohibited under applicable laws, and (2) if the securities are also being sold to underwriters acting as principals for their own account, the underwriters will have purchased all securities not sold for delayed delivery. The underwriters or agents will not have any responsibility in respect of the validity or performance of delayed delivery contracts.

   Any underwriter or agent participating in the distribution of the securities may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities offered and sold. Any discounts or commissions received by them from BANK ONE and any profit realized by them on the sale or resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act.

   Underwriters and agents may be entitled, under agreements entered into with BANK ONE, to indemnification by BANK ONE against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which underwriters or agents may be required to make in respect of these liabilities. Certain underwriters and agents including their associates, may be customers of, engage in transactions with and perform services for, BANK ONE and its subsidiaries in the ordinary course of business.

   Banc One Capital Markets, Inc., an affiliate of BANK ONE, may from time to time act as an agent or underwriter in connection with the sale of the securities to the extent permitted by applicable law. The participation of Banc One Capital Markets in the offer and sale of the securities will comply with Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc. regarding the offer and sale of securities of an affiliate.

   This prospectus and related prospectus supplements may be used by Banc One Capital Markets in connection with offers and sales related to secondary market transactions in the securities to the extent permitted by applicable law. Banc One Capital Markets may act as principal or agent in such transactions. Such sales will be made at prices related to prevailing market prices at the time of sale.

                                LEGAL OPINIONS

   Certain legal matters relating to the securities offered by this prospectus will be passed upon for BANK ONE by Christine A. Edwards, Executive Vice President, Chief Legal Officer and Secretary of BANK ONE, and for any underwriters, selling agents and certain other purchasers by Cravath, Swaine & Moore, Worldwide Plaza, 825 Eighth Avenue, New York, New York 10019. Cravath, Swaine & Moore performs legal services for BANK ONE from time to time.

                                    EXPERTS

   The consolidated financial statements of BANK ONE included in the Annual Report on Form 10-K for the year ended December 31, 2000, incorporated herein by reference have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated herein by reference in reliance upon the authority of said firm as expert in accounting and auditing in giving said report.

================================================================================

                                 $700,000,000
                             BANK ONE CORPORATION
                       5.25% Subordinated Notes Due 2013

[LOGO] Bank One(R)

                                   --------

                             PROSPECTUS SUPPLEMENT

                               October 17, 2002
                             (Including Prospectus
                            dated October 12, 2001)

                                   --------


                        Banc One Capital Markets, Inc.


                           Bear, Stearns & Co. Inc.
                          Credit Suisse First Boston
                           Deutsche Bank Securities
                             Salomon Smith Barney


================================================================================